NI 43-101 Technical Report on Exploration

Gold Hills Project

Pernambuco State, Brazil

Report Date:  July 5, 2011
Effective Date:  July 5, 2011

Report Prepared for:

Ardent Mines Ltd

100 Wall Street

New York, N.Y., 10005

United States

Report Prepared by

SRK Consulting (U.S.), Inc.

7175 West Jefferson Avenue, Suite 3000,

Lakewood, CO  80235

SRK Project Number:  350700.030

Contributors:

Jeffrey Volk, CPG, FAusIMM, MSc

Eric Olin, MAusIMM

Dr. Martin Raffield, PhD, P. Eng

Reviewed by:

Dr. Bart Stryhas, C.P.G., Ph.D.

Endorsed by QP:

Jeffrey Volk, CPG, FAusIMM, MSc

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page i

Summary (Item 3)

SRK Consulting (U.S.), Inc. (SRK) has been commissioned by Ardent Mines Ltd (Ardent) to prepare a Canadian Securities Administrators (CSA) National Instrument 43-101 (NI 43-101) compliant Technical Report on Exploration for the Gold Hills Project (Gold Hills or the Project) located in located in Pernambuco State in Northeastern Brazil.

Property Description and Location

The Property is located in Itapetim County, State of Pernambuco, Brazil.  The closest town is Teixeira, across the border in Paraíba State, located approximately 170 km west of the city of Campina Grande and 406 km west of Recife, the Capital of Pernambuco state and is accessed via paved primary and secondary roads.  The Project comprises four contiguous concessions, and gold mineralization has been defined along a 13.5 km southwesterly strike length.  Currently 7 prospects have been defined based on both historical systematic exploration by Compania de Pesquisa de Recursos Minerais (CPRM) and by significant historical artisanal mine workings.

Ownership

Gold Hills Ltda (GHL), a wholly owned subsidiary of Ardent have been granted exploration permits for four contiguous concessions which were transferred from individual land owners by the DNPM to GHL by during the period October 2009 to April, 2010.  The permits have expiry dates of three years from date of issue, and can be renewed for an additional three year period by submitting a report to the DPNM justifying additional exploration activities.

Geology and Mineralization

The Project area is located in the Borborema Province of northeastern Brazil, defined by Archean to Early Proterozoic granitic, gneissic and migmatitic terranes surrounded by Proterozoic mobile zones.  These rocks occur north of the Pernambuco Lineament, an east-west trending steeply dipping continental-scale ductile shear zone of Late Proterozoic age, and the Patos Lineament to the north.  A complex series of E to NE trending ductile strike-slip faults are observed internal to the right lateral Pernambuco and Patos structures, which are approximately 150 km apart.  The Project is located within the Itapetim gold district, which is associated with the Pajeú/Paraíba fold belt of Proterozoic age.  The Pajeú/Paraíba fold belt is limited on its northern and western flanks by the granitic Late Proterozoic Texeira batholith and to the south and east by the Archean Pernambuco-Alagoas massif.

Mineralized gold bearing quartz veins can be observed throughout the district, hosted in Archean basement, Early Proterozoic metavolcanic and metasedimentary rocks and Early to Late Proterozoic granitoid rocks.  Within the Project area, gold bearing quartz veins appear restricted to the supracrustal sequence.  Three types of shear related quartz veins have been recognized to date in the Project area:

•	Early syn-deformation veins which are concordant with the regional gneissic foliation and show evidence of deformation;
•	Syn-deformational veins which are slightly discordant to the regional gneissic foliation and display boudin structures; and

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page ii

•	Post-deformational veins which are discordant with the regional gneissic foliation and display no evidence of deformation.

Exploration

The Pajeú river area has been exploited for gold since the early 1800’s, with small scale panning activities and artisanal mining documented in the region.  The first mapping, trenching and systematic exploration in the area was conducted during the period late 1970’s to mid-1980’s by CPRM.

In July, 1980 the CPRM applied for exploration claims for 13,000 hectares, covering an area that includes the current Gold Hills project claims.  CPRM conducted a series of exploration programs that included mapping, surface sampling and drilling which eventually led to the development of a small scale “experimental mine” that produced a reported 12 kg of gold over a 5 year period.  CPRM dropped the claims in 1985 after concluding that the area did not have economic potential.  GHL, acquired the exploration claims from individual holders in 2009.  During the period 2009-2011, when Ardent acquired the company, GHL conducted significant underground and surface sampling which confirmed the historic results of the programs conducted by CPRM.

Conclusions and Recommendations

SRK has reviewed all of the data provided by GHL and Ardent, and is of the opinion that the data provided is both comprehensive and of high quality.  Based on this review, SRK considers that the Project has merit, and recommends additional work to advance the Project to the resource declaration stage.

Land Tenure

Given the close proximity of inhabited structures to access to the mineralized zones, SRK recommends that formalized surface rights agreements be executed with all key landowners in the area with whom an agreement has not already been reached.  These agreements will be important for completion of near term regional sampling and drilling programs.

Geological and Resources

Although there are reports of a number of drill holes completed by CPRM during the 1980’s, no detailed documentation of this work has been located.  The Sertãozinho area developed and mined by CPRM during the 1980’s is not closed off either along strike or down dip, and has only been exploited to a depth of 35 m below surface.  SRK has found no indication that this depth represents the maximum depth of mineralization, and is of the opinion that continuation of the veins at depth is likely.  Based on these observations, SRK recommends a targeted drilling program within the currently known prospect areas to assess vein continuity along strike and down dip.

Process

SRK has been provided a report in Portuguese on metallurgical testwork completed during the 1980’s.  Although this report has not been reviewed in detail by SRK, advances in processing methodology and testing procedures since that time warrant a first principles metallurgical testing program.  In addition, the currently sampled historic tailings piles located throughout the concession areas display grades which may be prove to be economically amenable for reprocessing.  SRK recommends that additional regional surveying and sampling be initiated to assess the potential tonnage that may be available for reprocessing.  SRK has prepared a detailed scope and budget for inclusion in this NI 43-101 technical report.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page iii

Mining

The current ground conditions in the historic workings at Sertãozinho are considered good after standing for over 25 years.  Although shrinkage mining was employed successfully in the past, SRK recommends that additional geotechnical data be collected in order to assess safer and potentially higher productivity alternative mining methods.

Field Surveys

The location of historical field surveys conducted by CPRM, which included surface sampling, drilling, mining and documentation of artisanal mine workings were later confirmed by GHL using high precision GPS systems.  This work by GHL was conducted during the period 2009 to 2011, and defines the location and potential range of gold grades over a strike length of approximately 13.5 km.

Analytical and Testing Data

It is assumed that all historic CPRM sample preparation and test work was conducted at the internal CETEM laboratory located Rio de Janeiro.  While SRK recognizes that CPRM and its affiliates acted upon what were considered industry best practices at the time of this historic work and that the CETEM is a recognized institution, SRK is unable to independently verify the sample preparation and assaying methods employed during the historic CPRM exploration campaigns.

All samples collected by GHL were submitted to the ALS Chemex sample preparation lab in Belo Horizonte, Brazil.  All samples from the GHL campaign were analyzed using industry accepted best practices.

Exploration Conclusions

Gold grades and geometries recorded to date are consistent with a model of a shear zone hosted gold deposit.  The limits and extents of this zone have yet to be adequately drill tested.  Given the significant volume of historical work conducted by CPRM in the 1980’s which included production of gold, combined with the confirmation work conducted by Gold Hills during 2010, SRK is of the opinion that the Project has merit, and warrants additional work to define resources and ultimately, reserves.  The depth of known mineralization has been defined to the 35 m level at Sertãozinho, and lateral continuity along strike appears reasonably well established.  Given the currently known strike length of 13 km within the concession area, and an average vein thickness of 1.5 m, and assuming the potential depth of mineralization to extend between 70 to 100 m, SRK is of the opinion that an exploration potential exists of between 3.6 and 6.0 Mt at an average grade between 4.0 to 7.0 g/t Au.  SRK has based their opinion on the data and observations from the main historically explored vein.

Recommended Work Programs and Costs

SRK anticipates that the proposed surface exploration data collection and compilation, drilling, assaying, hydrogeologic studies, geotechnical studies, metallurgical studies and topographic resurvey will cost approximately US$8.755million.  The details of this estimate are provided below in Table 1.  These cost estimates are in order of magnitude in nature, as many of the recommended work programs are contingent on the results of the regional exploration program.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page iv

Table 1: Recommended Program and Budget

Activity	Unit Cost ($/unit)	No. of Units	Total Cost ($US)*	Description
Regional Surface Geophysics	lump sum		100,000	Regional ground magnetic surveys to define location of structures
Surface Sampling/Trenching	lump sum		100,000	Select surface sampling/trenching in advance of drill hole targeting (includes historic tailings)
Infill/Step Out Drilling and assaying	$US200/m	40,000	8,000,000	delineation of resources to inferred or higher confidence level (assays included)
Hydrogeologic Studies	lump sum		50,000	analysis of existing data/collection of additional data during next drilling campaign
Geotechnical Studies	lump sum		25,000	geotechnical logging and indicative lab testwork
Topographic Survey	lump sum		250,000	conduct new topo survey as a basis for surface exploration/drill hole planning and tailings volume calculations
Metallurgical Studies	lump sum		50,000	testwork leading toward a PEA level flowsheet
Surface Rights Acquisition	lump sum		80,000	Acquire surface rights for 5 remaining land owners
Environmental Studies	lump sum		50,000	conduct baseline studies in support of permitting
Technical Report on Resources	lump sum		50,000	complete PEA based on the above programs in support of project economics
Total			8,755,000

* does not include owner costs (manpower, equipment, offices, vehicles, etc)

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page v

Table of Contents

	Summary (Item 3)			i

1	Introduction (Item 4)			1

	1.1	Scope of Work		1

	1.2	Work Program		1

	1.3	Basis of Technical Report		2

	1.4	Terms of Reference and Purpose of the Report		2

	1.5	Qualifications of Consultants (SRK)		2

	1.6	Site Visit		3

	1.7	Reliance on Other Experts (Item 5)		4

		1.7.1	Sources of Information	4

	1.8	Effective Date		4

	1.9	Units of Measure		4

2	Property Description and Location (Item 6)			6

	2.1	Property Location		6

	2.2	Mineral Titles		6

	2.3	Location of Mineralization		8

	2.4	Royalties, Agreements and Encumbrances		8

	2.5	Environmental Liabilities and Permitting		10

		2.5.1	Required Permits and Status	10

		2.5.2	Compliance Evaluation	10

3	Accessibility, Climate, Local Resources, Infrastructure and Physiography (Item 7)			11

	3.1	Topography, Elevation and Vegetation		11

	3.2	Climate and Length of Operating Season		12

	3.3	Physiography		12

	3.4	Access to Property		13

	3.5	Surface Rights		13

	3.6	Local Resources and Infrastructure		13

		3.6.1	Access Road and Transportation	14

		3.6.2	Power Supply	15

		3.6.3	Water Supply	16

		3.6.4	Port	16

		3.6.5	Buildings and Ancillary Facilities	16

		3.6.6	Camp Site	17

		3.6.7	Tailings Storage Area	17

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page vi

		3.6.8	Waste Disposal Area	17

		3.6.9	Manpower	17

4	History (Item 8)			18

	4.1	Ownership		18

	4.2	Past Exploration and Development		18

	4.3	Historic Mineral Resource and Reserve Estimates		20

	4.4	Historic Production		21

	4.5	Historic Processing		25

	4.6	Historic Tailings		27

5	Geological Setting (Item 9)			28

	5.1	Regional Geology		28

	5.2	Local Geology		31

		5.2.1	Local Lithology	33

		5.2.2	Alteration	34

		5.2.3	Structure	34

6	Deposit Type (Item 10)			35

	6.1	Geological Model		35

7	Mineralization (Item 11)			36

	7.1	Mineralized Zones		36

	7.2	Surrounding Rock Types		37

	7.3	Relevant Geological Controls		37

	7.4	Type, Character and Distribution of Mineralization		37

8	Exploration (Item 12)			38

	8.1	Surveys and Investigations		38

		8.1.1	Geophysics	38

		8.1.2	Sampling	39

		8.1.3	Procedures and Parameters	42

	8.2	Interpretation		43

9	Drilling (Item 13)			44

	9.1	Type and Extent of Drilling		44

		9.1.1	Procedures	44

	9.2	Results		44

		9.2.1	Interpretation	44

10	Sampling Method and Approach (Item 14)			45

	10.1	Sampling Methods		45

	10.2	CPRM Historic Sampling Methods		45

	10.3	GHL Sampling Methods		45

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page vii

	10.4	Factors Impacting Accuracy of Results		46

	10.5	Sample Quality		46

	10.6	Sample Parameters		46

	10.7	Relevant Samples		46

11	Sample Preparation, Analyses and Security (Item 15)			47

	11.1	Sample Preparation and Assaying Methods		47

		11.1.1	Testing Laboratories	47

	11.2	Quality Controls and Quality Assurance		47

	11.3	Interpretation		48

12	Data Verification (Item 16)			49

	12.1	Quality Control Measures and Procedures		49

	12.2	Limitations		49

13	Adjacent Properties (Item 17)			50

14	Mineral Processing and Metallurgical Testing (Item 18)			51

	14.1	Mineral Processing/Metallurgical Testing Analysis		51

		14.1.1	Agitated Cyanidation	51

		14.1.2	Column Leach Tests	52

		14.1.3	Conclusions and Recommendations	52

15	Mineral Resources (Item 19)			53

	15.1	Exploration Potential		53

16	Mineral Reserves (Item 19)			54

17	Other Relevant Data and Information (Item 20)			55

18	Interpretation and Conclusions (Item 21)			56

	18.1	Land Tenure		56

	18.2	Geological and Resources		56

	18.3	Process		56

	18.4	Mining		56

	18.5	Field Surveys		57

	18.6	Exploration Conclusions		57

	18.7	Other Relevant Information		57

19	Recommendations (Item 22)			58

	19.1	Recommended Work Programs		58

20	Glossary			61

	20.1	Mineral Resources		61

	20.2	Mineral Reserves		61

	20.3	Glossary		62

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page viii

	20.4	Abbreviations	63

21	References		66

22	Date and Signature Page (Item 24)		67

List of Tables

Table 1: Recommended Program and Budget	iv

Table 2.2.1: Description of Property Concessions	6

Table 4.2.1: Geochemical Prospection	19

Table 4.3.1: CPRM Historic Reserve Estimate for the Sertãozinho, Degrado and Pimentieras Deposit areas, July, 1981*	21

Table 8.1: Summary of Exploration Work Conducted by Gold Hills Ltda	38

Table 8.1.2.1: Summary Statistics – All Combined Underground Channel Sample Data	41

Table 8.1.2.2: Summary Statistics – All Tailings Sample Data	42

Table 14.1.1: Summary of Agitated Cyanidation Test Results	51

Table 14.1.2: Summary of Agitated Column Leach Test Results	51

Table 19.1.1: Recommended Program and Budget	60

Table 20.3.1: Glossary	62

Table 20.4.1 Abbreviations	63

List of Figures

Figure 2-1: Location of the Gold Hills Project	5

Figure 2-2: Map of Gold Hills Exploration Property Concessions	6

Figure 2-3: Map of Showing District Property Concession Ownership	7

Figure 3-1: Photograph of Typical Caatinga Vegetation	12

Figure 3-2: Map Showing Transportation Infrastructure in Pernambuco and Paraíba States	15

Figure 3.3: Photograph of the project area showing the 13.8 kV power line that crosses the Sertãozinho Permit Area.	16

Figure 4-1: Schematic Cross Section Showing Underground Mine Development at Sertãozinho	22

Figure 4-2: Typical Longitudinal Stope Section	22

Figure 4-3: New Man Hoist at Sertãozinho	23

Figure 4-4: Quartz Vein in Back of 13L Development (Sertãozinho)	24

Figure 4-5: 35L Development (Sertãozinho)	24

Figure 4-6: Development (Pimenteiras)	25

Figure 4-7: Historic Photograph of the Initial Processing Plant at Itapetim (early 1980’s)	26

Figure 4-8: Photograph of Remnant Structure for the Second Process Plant	27

Figure 5-1: Regional Geologic Map of the Project Area	29

Figure 5-2: Interpretive Structural Map of the Pajeú/Paraiba Region	30

Figure 5-3: Generalized Geologic Map of the Project Area	32

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page ix

Figure 5-4: Field Photograph of Outcrop in the Sertãozinho Prospect Area	33

Figure 5-5: Structural Sketch Map Between Patos and São Jose´ dos Cordeiros and Juru Shear Zones	34

Figure 8-1: Plot of K-Gamma Radiometric Data over the Project Area	38

Figure 8-2: Maps of Magnetic Data over the Project Area	39

Figure 8-3: GHL Sample Location Map – 13m Level	40

Figure 8-4: GHL Sample Location Map – Historic Tailings Areas	41

Figure 8-5: General Sectional View Showing Location and Extent of Helicoidal Drill Holes on the 13m Level at Sertãozinho	42

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 1

1	Introduction (Item 4)

In April, 2011 Ardent Mines Ltd. (Ardent) commissioned SRK Consulting (U.S.) Inc. (SRK) to visit the property and prepare a Due Diligence Report for the Gold Hills Project (or the Project) in support of a pending acquisition.  The Gold Hills Project is an early stage gold exploration project, located in Pernambuco State in Northeastern Brazil.  The services were rendered between April through June, 2011 leading to the preparation of this Technical Report on Exploration subsequent to the closing of the transaction.

Ardent is a Nevada Corporation listed on the OTC Bulletin Board (OTCBB: ADNT) and is the 100% beneficial owner of Gold Hills Ltda (GHL or Gold Hills), a privately held Brazilian company with assets in Pernambuco State, Brazil.  Gold Hills was acquired by Ardent in a transaction completed on May, 2011.  Pursuant to the Purchase Agreement, GHL have sold to Ardent One Hundred Percent (100%) of all the issued and outstanding equity interests of GHL for a purchase price of US$250,000.  This agreement stipulates a minimum expenditure of US$3.5 Million by Ardent on the concession areas.

This Technical Report documents the current status of exploration at the Gold Hills Project prepared by SRK.  It was prepared following the guidelines of the Canadian Securities Administrators’ National Instrument 43-101 (NI 43-101) and Form 43-101F1. The information reported herein was prepared in conformity with generally accepted CIM “Exploration Best Practice Guidelines.”

This report has been prepared by SRK for Ardent for the purposes of complying with Ardent’s securities’ obligations as a future reporting issuer in the provinces of Ontario, Quebec, British Columbia and Alberta, Canada.

1.1	Scope of Work

The scope of work, as defined in a letter of engagement executed on March 24, 2011 between Ardent and SRK includes an assessment of exploration potential for the Gold Hills Project and the preparation of an independent technical report in compliance with NI 43-101 and Form 43-101F1 guidelines.  This work involved the assessment of the following aspects of this Project:

•	Topography, landscape, access;
•	Regional and local geology;
•	Exploration history;
•	Audit of exploration work carried out on the Project;
•	Assessment of exploration potential;
•	Preparation of a technical report on exploration; and
•	Recommendations for additional work.

1.2	Work Program

The information reported herein is a collaborative effort between Ardent and SRK personnel.  The historic and recent data was compiled and maintained by Ardent, and was audited by SRK.  This analysis was completed by SRK during the months April through June, 2011.  There are no resources or reserves on the property which can be considered in conformity with generally accepted CIM “Exploration Best Practices” and “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines.  This technical report was prepared following the guidelines of the Canadian Securities Administrators NI 43-101 and Form 43-101F1.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 2

The Technical Report was assembled in Denver during the months of May and June, 2011.

1.3	Basis of Technical Report

This report is based on information collected by SRK during a site visit performed between April 16 and 18, 2011 and on additional information provided by Ardent and its wholly owned Brazilian subsidiary GHL throughout the course of SRK’s investigations.  Other information was obtained from the public domain.  SRK has no reason to doubt the reliability of the information provided by Ardent.  This technical report is based on the following sources of information:

•	Discussions with Ardent personnel;
•	Inspection of the Gold Hills Project area, including outcrop and historical underground and surface workings;
•	Review of exploration data collected by Ardent; and
•	Additional information from public domain sources.

1.4	Terms of Reference and Purpose of the Report

Ardent may use this Technical Report on Exploration for any lawful purpose to which it is suited.  This Technical Report on Exploration has been prepared in general accordance with the guidelines provided in NI 43-101 Standards of Disclosure for Mineral Projects.

The intent of this Technical Report on Exploration is to provide the reader with a comprehensive review of the exploration and project activities and to provide recommendations for future work programs.  This Technical Report on Exploration is intended to be used by Ardent to further the development of the property by providing an update of the exploration status of the Project in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) classification guidelines, and further evaluation of the Project.

1.5	Qualifications of Consultants (SRK)

The SRK Group comprises over 1,100 staff, offering expertise in a wide range of resource engineering disciplines.  The SRK Group’s independence is ensured by the fact that it holds no equity in any project and that its ownership rests solely with its staff.  This relationship permits SRK to provide its clients with conflict-free and objective recommendations on crucial judgment issues.  SRK has a demonstrated record of accomplishment in undertaking independent assessments of Mineral Resources and Mineral Reserves, project evaluations and audits, technical reports and independent feasibility evaluations to bankable standards on behalf of exploration and mining companies and financial institutions worldwide.  The SRK Group has also worked with a large number of major international mining companies and their projects, providing mining industry consultancy service inputs.  Neither SRK nor any of its employees and associates employed in the preparation of this report has any beneficial interest in Ardent or in the assets of Ardent.  The results of the technical review by SRK are not dependent on any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings.  SRK will be paid a fee for this work in accordance with normal professional consulting practice.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 3

Listed below are the individuals who have provided input to this technical report:

•	Jeffrey Volk, (SRK), CPG, FAusIMM, MSc Qualified Person (QP);
•	Eric Olin (SRK), MAusIMM; and
•	Dr. Martin Raffield, P. Eng.

The qualifications and experience of the authors of this document are noted below.

Jeffrey Volk is the QP responsible for overall content and compilation of the entire Technical Report.  Mr. Volk has 25 years of operational and consulting experience in the minerals industry, specifically in mineral resource estimation, production geology, feasibility studies and economic evaluations.  Before joining SRK in 2007, he was employed for 19 years by Barrick Gold Corporation in a number of senior operational and development roles.  Mr. Volk is a Certified Professional Geologist and a Qualified Person as defined by international reporting codes, and is knowledgeable in all aspects of public reserve/resource disclosure and compliance.  He has completed resource modeling, due diligence, acquisition and evaluations assignments for precious and base metals, platinum group metals, and uranium in Russia and the Former Soviet Union, Australia, Africa, Peru, Mexico, Chile and North America.

Mr. Volk, by virtue of his education, experience and professional association, is considered a QP as defined in the NI 43-101 standard, for this report, and is a member in good standing of appropriate professional institutions.

Eric Olin authored Section 14 of this Technical Report.  Mr. Olin has more than 29 years of experience in the minerals industry with extensive consulting, plant operations, process development, project management and research & development experience with base metals, precious metals, ferrous metals and industrial minerals, and has served as the plant superintendent for several gold and base metal mining operations.  Additionally, Mr. Olin has been involved with numerous third-party due-diligence audits, and preparation of project conceptual, pre-feasibility and full-feasibility studies.

Dr. Martin Raffield authored Section 18.4 of this Technical Report.  Dr. Raffield is an underground mining engineer with 20 years of operational, engineering and consultancy experience in South Africa, Canada and the United States.  This experience includes both technical and management roles in gold and base metals operations in a number of underground mines.  Dr. Raffield has extensive skills in mine planning and rock mechanics computer applications, cost estimating, budgeting, mine design and scheduling, ground control and economic evaluations.

1.6	Site Visit

In accordance with NI 43-101 guidelines, Jeffrey Volk conducted a site visit to the Project area on April 15 and 16, 2011.  During the site visit, Mr. Volk reviewed project geology, conducted a tour of the concession areas and existing infrastructure, inspected the historic underground development area, and visited historic artisanal surface and underground workings.  Engineering and geological personnel from Ardent and GHL were the primary contacts during the site visit.  SRK was given full access to relevant data and conducted interviews of Ardent and GHL personnel to obtain information on the past exploration work, and to understand procedures used to collect, record, store and analyze historical and current exploration data.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 4

The historic underground workings at Sertãozinho were inspected on both levels of development.  Historical surface accesses and artisanal workings along the surface trace of the vein were also inspected.  Site access from the town of Teixeira was via paved roads and secondary dirt roads.  The terrain was generally flat, with prominent northwest and east-northeast trending ridges observed, and foliage cover was generally thick.

SRK also visited the artisanal surface and inaccessible underground workings at Pimenteiras and observed vein outcroppings at surface.  Site access from Sertãozinho through the small community of Piedade was via paved and cobbled roads.  The terrain was flat to moderately hilly, and foliage cover was generally thick.

1.7	Reliance on Other Experts (Item 5)

Recent and historic information provided to SRK and used to prepare this report was acquired by Gold Hills and Ardent from a variety of sources that have had conducted geologic, metallurgical, environmental and engineering studies.  Aside from the recent investigations (2009) conducted by Gold Hills personnel prior to the acquisition by Ardent, most of the historic information related to exploration, mining and metallurgy has been sourced from Compania de Pesquisa de Recursos Minerais (CPRM), a Brazilian government authority who was the previous operator of one of the exploration concessions.  All documents as provided by Ardent and Gold Hills used in the preparation of this report are assumed by the authors as accurate and complete in all aspects.  Mineral title due diligence, Brazilian legal and regulatory compliance, and nature and extent of underlying agreements was not conducted by SRK.  The authors rely on legal information provided by Ardent and its subsidiaries.  The Brazilian law firm of Xavier, Bernardes, Bragança conducted a legal review of the mineral titles.

1.7.1	Sources of Information

SRK has reviewed data and information provided by Ardent and GHL.  This information consisted of historical reports produced by CPRM during the 1980’s, historical published and unpublished geologic reports, and recent sampling and surveying information collected by GHL.  SRK has not conducted any independent data verification, and has relied on the assay results and sample locations provided by GHL as being accurate.

1.8	Effective Date

The effective date of this report is July 5, 2011.

1.9	Units of Measure

All currency amounts are stated in US dollars unless otherwise specified.  The units of measure presented in this report are metric units.  Gold values are reported in parts per billion (ppb) or parts per million (ppm), respectively.  Gold is also reported in grams per tonne (g/t).  Tonnage is reported as metric tonnes (t), unless otherwise specified.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 5

2	Property Description and Location (Item 6)

2.1	Property Location

The Property is located in Itapetim County, State of Pernambuco, Brazil.  The closest town is Teixeira, across the border in Paraíba State, located approximately 170 km west of the city of Campina Grande and 406 km west of Recife, the Capital of Pernambuco state and is accessed via paved primary and secondary roads (Figure 2-1).  The Project comprises four contiguous concessions, and gold mineralization has been defined along a 13.5 km southwesterly strike length.  Currently 7 prospects have been defined based on both historical systematic exploration by Compania de Pesquisa de Recursos Minerais (CPRM) and by significant historical artisanal mine workings.

Source: Gold Hills Ltda Internal Report, 2010

Figure 2-1:  Location of the Gold Hills Project

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 6

2.2	Mineral Titles

The Gold Hills property comprises four contiguous mineral concessions totaling 3,499.6 ha.  The Project area is covered by four contiguous exploration permit areas (Figure 2-2).  The titles for these concessions were transferred from individual permit owners by Departamento Nacional de Produção Mineral (DNPM) to GHL by during the period October 2009 to April 2010.  The permits have expiry dates of three years from date of issue, and can be renewed for an additional three year period by submitting a report to the DPNM justifying additional exploration activities.  The grant of these permits was published in the Federal Official Gazette on the 10th of December 2009.  A summary table detailing concession name, area, grant and expiry dates and known prospects is provided in Table 2.2.1.    A legal due diligence was conducted on behalf of Ardent by the Brazilian law firm of Xavier, Bernardes, Bragança, who have determined clear title to the concessions.

Gold Hills also retain an option agreement with Rogerio Antonio on additional semi-contiguous concessions located west of the current license area.  A map showing district exploration concession ownership is shown in Figure 2-3.

Table 2.2.1:  Description of Property Concessions

DPNM Number	Owner	Area (Ha)	Grant Date	Expiry Date	Prospects
46.166/2009	Gold Hills Ltda	922.50	4/14/2010	4/14/2013	Degrado and Sertãozinho
846.167/2009	Gold Hills Ltda	1,113.27	4/14/2010	4/14/2013	Pimenteiras, Adrono and Raimundo
846.165/2009	Gold Hills Ltda	1,274.97	4/14/2009	4/14/2012	Gurgueia
846.174/2009	Gold Hills Ltda	188.86	10/13/2009	10/13/2012	Catole
Total		3,499.60

Figure 2-2:  Map of Gold Hills Exploration Property Concessions

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 7

COMPANY	MINERAL

GOLD HILLS MINING	GOLD

ROGERIO ANTONIO – GOLD HILL’s OPTION	GOLD

YAMANA GOLD	GOLD

VOTORANTIM METAIS	NICKEL

MHAG	IRON

CRUZADER DO BRASIL MINERACAO	GOLD

MORRO VERDE PARTICIPACOES	GOLD

SOUTH AMERICAN MINERACAO	COPPER/IRON

MINING VENTURES BRASIL	IRON
Source:  GHL Internal Document

Figure 2-3:  Map of Showing District Property Concession Ownership

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 8

2.3	Location of Mineralization

The currently defined mineralized areas on the Gold Hills concessions occur within the approved license boundaries and correspond to DPMN title numbers 846.166/2009, 846.177/2009, 846.165/2009 and 846.174/2009, as detailed in Table 2.2.1.  The Gold Hills exploration concession areas comprise 3,499.60 ha in northeast Brazil, centered about UTM Coordinate 696.103.41E, 9,193,566.04S (UTM Zone 24).  It is located approximately 160 km west of the city of Campina Grande (population 2,348,943) and 30 km south of the city of Patos (population 100,732) in Pernambuco State, Brazil.

2.4	Royalties, Agreements and Encumbrances

Brazil has one of the largest and well-developed mining sectors in the world.  The exploration, production, and exploitation of mineral resources is regulated by the 1967 Mining Code (Executive Law No. 227).  The Constitution and the amended Mining Code, and Law No. 9,314 of November 1996 provide greater flexibility for private sector investment in the Brazilian mining sector than did the Constitution (USAID, 2010).

The Constitution states that the mineral resources, oil, gas, and other resource deposits belong to the federal government, and shall be developed by means of concession or permits, according to the law.  The artisanal miners (garimpeiros) have priority in areas where they were operating prior to 1988.  Subsequent to 1988, the claim was awarded to the first claim applicant.

The DNPM, an autonomous Department linked to the Ministry of Mines and Energy, is responsible for: the administration of all mineral rights; planning and development of mineral exploitation; management of mineral resources; and control of mining activities throughout Brazil in accordance with the Mining Code and supplementary regulations.  GHL have been granted exploration permits for four contiguous concessions which were transferred from individual land owners by the DNPM to GHL by during the period October 2009 to April 2010.  The permits have expiry dates at the end of 2013, three years from date of issue.  The claims held by Gold Hill are already in the extension process.

Ardent has executed a Purchase Agreement with Gold Hills, which consists of an initial purchase price and is subject to incremental payments determined by the success of conversion of the asset to mineral reserves.  For the purposes of the agreement, Measured and Indicated Mineral reserves are as defined by Brazilian mining law, and equate to Measured and Indicated Mineral Resources in compliance with NI 43-101 guidelines.  The terms of this agreement are provided below.

Transaction Summary

Pursuant to the Purchase Agreement, the Sellers have sold, to the Company, One Hundred Percent (100%) of all the issued and outstanding equity interests (the Shares) of Gold Hills for the following purchase price:

•	Two Hundred and Fifty Thousand U.S. Dollars ($250,000); and
•	The Company shall conduct an exploration campaign at the properties (the Exploration). Upon the completion of the Exploration, the following amounts shall be paid by Gold Hills to the Sellers.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 9

If the Exploration confirms the existence of Measured and Indicated gold mineral reserves of less than Three Hundred Thousand (300,000) ounces, no additional payment shall be made by the Company to the Sellers.

If the Exploration confirms the existence of Measured and Indicated gold mineral reserves of between Three Hundred Thousand (300,000) and Four Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Nine (499,999) ounces, the additional payment to be made to the Sellers shall be Four Hundred Thousand U.S. Dollars ($400,000).

If the Exploration confirms the existence of Measured and Indicated gold mineral reserves of greater than Four Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Nine (499,999) ounces, the additional payment to be made to the Sellers shall be;

•	One Million U.S. Dollars ($1,000,000); plus
•	Two U.S. Dollars ($2) per additional ounce in excess of the first Five Hundred Thousand (500,000) ounces, to be paid in four biannual installments starting in twelve (12) months;
•
Upon Gold Hills obtaining certain enumerated environmental licenses which are necessary to commence Gold Hills planned mining operations, the Company will make an additional cash payment to the Sellers in the amount of Seven Hundred Thousand U.S. Dollars ($700,000); and

•
Upon the commencement of the successful mining and processing of gold by Gold Hills, the Sellers shall be entitled to receive a royalty equal to Two Percent (2%) of Gold Hills’ gross income, as calculated in accordance with generally accepted accounting principles.

Subject to the Company’s determination of the existence of such Measured and Indicated gold reserves as set forth above, the Company will invest at least Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) in Gold Hills.

Pursuant to the Purchase Agreement, one of the Sellers shall be appointed to Gold Hills’ Board.  The Purchase Agreement also contains standard representations and warranties, and provides for arbitration under the laws of Brazil in the event of any dispute resolution.

Although Gold Hills has agreements with two of the various surface landowners to permit surface access and drilling of the seven main prospect areas, there are no formal surface rights agreements with the landowners on other concessions.  SRK recommends that Ardent commence surface rights negotiations with key landowners in the areas of key surface exploration and anticipated land disturbance in advance of any proposed drilling.  It is important to note that delays in negotiating landowner agreement can extend the length of permit period until such a time when DNPM notifies the local Judiciary district.

As per the terms of the Purchase Agreement, upon the commencement of the successful mining and production of gold by Gold Hills, the Sellers shall be entitled to receive a royalty equal to Two Percent (2%) of Gold Hills’ net income (NSR), as calculated in accordance with generally accepted accounting principles. According to Brazilian law, a federal royalty payment known as CFEM Financial Compensation for the Exploration of Mineral Resources (CFEM) is required.  In the case of gold, the CFEM is charged at one percent of the net sales (gross sales value, deducting taxes, transportation and insurance costs related to sales), and is payable by the fifth business day of the month in which the product sale was realized.  In addition, the landowner of the producing claim is entitled to compensation which is equal to 50% of the federal royalty, related to production from the part of the deposit located within surface ownership control.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 10

2.5	Environmental Liabilities and Permitting

SRK has not conducted a review of the permitting requirements for the Gold Hills Project, but understands the following general steps (Antonio, 2010).

Exploration Concession

Issued by the DPNM:

•	Upon grant of the three year permit, an annual payment to the DNPM is required;
•
During the first three years, the annual payment is determined based on R$ 2.02 per hectare per year.  During the extension period it increases for R$ 3,06 per hectare per year (the Gold Hill permits are currently in their first extension period);

•	Upon the first three year renewal, the annual payment is doubled;
•	Once the exploration activities have been completed, a final report which demonstrates the existence of economically extractable material (ore); and
•	If the report is approved by DNPM, a request for a mining concession must be filed and comply with the legal requirements established by the Mining Code, within one year period.

Mining Concession

Issued by the Ministry of Mining and Energy - the following prerequisites must be met:

•
Approval of an Economic Usage Study, termed Plano de Aproveitamento Econômico (PAE),  for the economic reserves determined for the  Exploration Final Report approval, containing information and studies equivalent to a Western pre-feasibility study (exploitation method, processing method, description of operations and equipment requirements, financial analysis (preliminary), environmental protection measures etc.);

•
Operator must receive a Previous Environmental License, issued by a competent environmental agency, based on an Environmental Impact Study (including a reclamation plan), which must be consistent with the activities described in the PAE.  Company must be registered in the National or State Commercial Registry; and

•	Company must submit proof of financial capability to undertake the Project.

2.5.1	Required Permits and Status

SRK has not conducted a detailed review of the permitting requirements for the Gold Hills Project due to its early stage of development.  SRK understands that Gold Hills will be required to apply for a permit from the Pernambuco State Environment Secretariat in order to disturb vegetation.  This permit will require limited environmental work and is estimated by Ardent to involve a 2 month process to complete.

2.5.2	Compliance Evaluation

SRK has not conducted a review of the compliance evaluation requirements for the Gold Hills Project due to its early stage of development.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 11

3	Accessibility, Climate, Local Resources, Infrastructure and Physiography (Item 7)

3.1	Topography, Elevation and Vegetation

The Project area is located in the Sertãozinho depression, with elevations ranging between 370 m and 680 m amsl.  The highest point in the concession area is 706 m.  Topography is characterized as flat to moderately rolling hills to the south, with prominent east-west trending ridges to the north.  No three dimensional digital topography model (DTM) was available at the time of this report.  SRK recommends that Gold Hills acquire a reliable three dimensional topographic survey to assist in future surface exploration and drill hole targeting efforts.

Vegetation in the area is quite variable, with agriculture playing an increasing role region, with the area being an important producer of cassava, corn, beans, guava, sugar cane and rice.  This has resulted in the increasing modification to the native vegetal cover.  Vegetation is predominantly represented by the Caatinga biome.  Vegetation ranges from tall grasses and shrubs to intermediate and higher level trees, covering the whole northeast semi-arid region, from north of Minas Gerais to Maranhão States, where the “palm tree forest” mark the transition to the Amazon rainforest.  The Caatinga biome is characterized by xerophyte vegetation comprising short to intermediate height trees (up to 6 to 8 m high) and compact masses of thorn-bearing bushes with scattered cactus clusters.  Tall grasses and palm trees (mainly the variety Carnaúba) are observed following the streams and river valleys.  Mango trees, although not native to the region, are pervasive, indicating extensive human activity.  A photograph of typical vegetation in the area is provided in Figure 3-1.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 12

Source: Ardent Mines Archival Photograph

Figure 3-1:  Photograph of Typical Caatinga Vegetation

3.2	Climate and Length of Operating Season

The climate of the region is arid to semi-arid, with an average annual precipitation of 1000 mm.  The highest average precipitation occurs between February to May, with a monthly average high of 180 mm in March.  The dry season occurs during the period June through November, where average monthly precipitation drops between 30 to 0 mm.  December and January mark the transition from dry season to rainy season.  Average annual temperatures range between 24o and 25o, with a maximum of 30o during the summer months (October through January) and a minimum of 18o during the winter months (May through August).  The length of operating season is not limited by climatic conditions.

3.3	Physiography

The Project area is located in the Sertãozinho depression, with elevations ranging between 370 m and 680 m amsl.  The highest point in the concession area is 706 m.  Topography is characterized as flat to moderately rolling hills to the south, with prominent east-west trending ridges to the north.  No three dimensional DTM was available at the time of this report.  SRK recommends that Gold Hills acquire a reliable three dimensional topographic survey to assist in future surface exploration and drill hole targeting efforts.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 13

3.4	Access to Property

Campina Grande, located approximately 160 km from the property, maintains an airport served by a number of commercial airlines that offer daily flights, with connections to Brazilian and other international airports.  Access to the property from Campina Grande is via a network of Federal and State highways and secondary roads.  Most of the prospect areas are located near small towns which were established during the historic CPRM and artisanal mining campaigns.

3.5	Surface Rights

According to the Brazilian Constitution, mineral resources are the property of the Union, and its dominium is distinct and independent from the land ownership.  The Brazilian mining Code assures the mineral rights owner full surface access to the mineral resources, and it stipulates that the exploration title holder should negotiate the access terms and conditions of surface rights directly with the individual surface land owners.  In cases where such an agreement cannot be achieved, there are legal provisions to enforce the access through the intervention of the Judiciary Power.  At present, Ardent has successfully negotiated surface rights with two of the seven landowners in the Sertãozinho (DNPM 846.166/2009) and Pimenteiras (DNPM 846.167/2009) concession areas.  Negotiations are currently underway with the remaining landowners, and SRK recommends that suitable agreements be completed as soon as possible.

3.6	Local Resources and Infrastructure

The Project is located near five population centers, which are interconnected through a network of secondary paved and unimproved roads.  A brief description of these areas is provided below.

Brejinho

According to the Brazilian Institute of Geography and Statistics (IBGE) 2000 census, the population of Brejinho was 7,278, with 2,389 inhabitants in the urban area and 4,889 in rural areas.  The municipality has one hospital with 23 beds and 7 ambulances.  Brejinho has 23 primary education schools and 2 secondary schools.  The primary economy of the area is agriculture, cattle and trade.  The area produces cashew, banana, agave, guava, lemon and seasonal cotton, sugar cane, beans and corn.

Desterro

The population of Desterro (IBGE 2010 census) is 7,991, of which  4,889 inhabit the urban area and  3,102 inhabit rural areas.  The municipality has 16 primary education schools and one secondary school.  The primary economy of the area is agriculture, and the area produces cotton, beans and corn.  The area also farms cattle, goats and poultry for egg production.

Itapetim

The population of Itapetim (IBGE 2010 census) was 13,881, of which 8,426 inhabit the urban area and 5,455 inhabit rural areas.  The city has one hospital with 25 beds and 10 ambulances.  The municipality has 47 primary education schools and 1 secondary school.  The city also has radio station, 2 public libraries and 1 museum.  The primary economy of the area is agriculture, and the area produces sweet potato, sugar cane, beans, cassava, corn and tomato.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 14

Teixeira

The population of Teixeira (IBGE2010 census) was 14,153 inhabitants, of which 9,631 live in the urban area and 4,005 in rural areas.  The municipality has 2 hospitals and 2 ambulances.  The primary economy of the area is agriculture, producing beans, cassava and rice.  The area also farms cattle, goats and poultry for egg production.

Patos

The population of Patos (IBGE 2010 census) was 100,674, of which 97,278 inhabit urban areas.  The municipality has 4 full equipped hospitals, 113 schools (elementary to high school).  Located within the middle zone (mesoregião) of the Sertão da Paraíba Region, which is referred to as the Patos Micro-Region due to its economic importance.  With a more diversified economy, in a regional context, Patos possesses important services sectors, in additional to typical agro- industrial activities of the region (cattle raising, dairy products and agriculture).  Its strategic location on the crossroads linking the Paraíba hinterland (Sertão) to the States of Rio Grande do Norte, Pernambuco, Ceará and Piauí make Patos the economic force of the state and the nucleus of a distinct micro-region.

3.6.1	Access Road and Transportation

The Gold Hills Project site is easily accessible, and is located approximately 361 km west-northwest of Recife and 160 km west of Campina Grade via a network of Federal and State highways.  Travel time to Teixiera from Recife is approximately 5 hours from Recife and approximately 2.5 hours from Campino Grande.  The closest major population center to the Project is the city of Patos, which is located approximately 30 km to the north.

The nearest airports for commercial flights to the Project area are found in Campina Grande and Recife.  Both airports offer both regional and international connections with regularly scheduled daily flights.  Patos is the second largest city in the region, and maintains a municipal airport with the capability to accommodate charter flights.

The closest rail stations to the Project are located in Patos, Juazeirinho and Campina Grande, with line access to the Paraíba state rail system located 40 to 50 km from the Project area.  The most common form of local transportation is motorcycles and light vehicles, but adequate roads exist for the transportation of drill rigs and other large equipment to the Project area.  Numerous temporary drill roads will need to be constructed to allow access to drilling target areas.  A map showing transportation infrastructure in Paraiba and Pernambuco States is provided in Figure 3-2.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 15

Source: IBGE (2005)

Figure 3-2:  Map Showing Transportation Infrastructure in Pernambuco and Paraíba States

3.6.2	Power Supply

A 230 kV line transects the Pernambuco and Paraíba States approximately 100 km from the Project and additional capacity is available through the state grid.  A 40 kV generator currently serves all on site needs, which are limited to underground lighting and a winch that services the cage for access to the historic underground workings.  A photograph showing the existing 13.8 kV power line at Sertãozinho is provided in Figure 3-3.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 16

Source:  GHL

Figure 3.3:  Photograph of the project area showing the 13.8 kV power line that crosses the Sertãozinho Permit Area.

3.6.3	Water Supply

On site water needs may require the drilling of pumping wells, and surface water availability is limited.  Other potential water sources include nearby reservoirs, located within 1 km from the Project area, or installation of rainwater collection ponds at site.  SRK is of the opinion that sufficient water supply exists to support exploration and development efforts.  SRK recommends that an initial hydrogeologic survey be conducted to advance the Project, and that water level measurements be conducted systematically during the exploration drilling phase of the Project.

3.6.4	Port

The nearest deep water port is located in Recife 361 km east of the Project.  As neither the processing route nor annual tonnage throughput can be approximated, it is possible that the shipping of concentrate may not be required, although shipment of machinery and equipment will likely be centered in Recife.

3.6.5	Buildings and Ancillary Facilities

Currently, there is a small geology office next to the operating shaft at Sertãozinho.  The shaft is accessed via a small man cage which is operated by a winch powered via a small generator.  This system has a hoisting capacity of 4 t.  There is very little else in operating condition that remains from the historic CPRM exploration campaign.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 17

3.6.6	Camp Site

There are currently no man camp facilities on the Project area.  The proximity of Teixiera to the Project area will facilitate office and accommodation space for workers during the next stage of exploration.

3.6.7	Tailings Storage Area

There are numerous historic tailings areas from both the CPRM campaign and the numerous artisanal workings.  Many of these areas are not located with accurate surveys.  No recent technical studies related to the evaluation of options for tailing storage areas have been conducted, and is premature until a time at which the extent of mineral resources has been defined.  Sufficient space exists on the concession areas for future tailings storage.

3.6.8	Waste Disposal Area

There is currently no waste disposal area on the property.  Sufficient space exists on the concession areas for future waste disposal areas.

3.6.9	Manpower

There are several populated towns in close proximity to the Project.  However, the observance of these areas showed an aged population with a limited skill set.  While some of the labor force will come from these near-by locations, the majority of the higher skilled labor force will need to be sourced from the larger cities of the region or elsewhere.  A potential source of skilled miners is the town of Currais Novos, in Rio Grande do Norte State, approximately 180 km NE of Teixeira.  Currais Novos is the center of the tungsten mining industry in Brazil.  Natal, which the capital of Rio Grande do Norte, has a Geology college and a Mining Technician school, which could be a potential source of technical labor.  It should be noted that due to the current boom in petroleum and mining exploration Brazil, technical specialists such as geologists and mining engineers are scarce, and consequently, wages are higher than normal.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 18

4	History (Item 8)

4.1	Ownership

GHL have been granted exploration permits for four contiguous concessions which were transferred from individual land owners by the DNPM to GHL by during the period October 2009 to April, 2010.  The permits have expiry dates of three years from date of issue, and can be renewed for an additional three year period by submitting a report to the DPNM justifying additional exploration activities.

4.2	Past Exploration and Development

The Pajeú river area has been exploited for gold since the early 1800’s, with small scale panning activities and artisanal mining documented in the region.  The first mapping, trenching and systematic exploration in the area was conducted during the period late 1970’s to mid-1980’s by CPRM.

In July, 1980 the CPRM applied for exploration claims for 13,000 hectares, covering an area that includes the current GHL claims.  The reason why CPRM decided to investigate the area was the historical artisanal gold production recorded in the region.  The focus of the first exploration campaign was the gold mineralization identified in quartz veins as well as secondary alluvial gold deposits which were documented in the High-Pajeu river valley.  Known gold ocurrences included the Pimenteiras, Catolé and Santa Tereza prospects, among others.  According to the preliminary exploration report produced in 1981 by a team coordinated by Marion Jorge Costa at CPRM concluded, “the initial expectations of economically potential gold mineralization was absolutely confirmed, defining mineralized structures with grade, thickness and continuity compatible with a “medium size gold deposit” (CPRM, 1981).  This preliminary report describes the First Phase of the Itapetim exploration that was conducted over period of 10 months between August 1980 and July 1981.  The exploration crew consisted of 3 field geologists, an exploration technician and the supervision of the CPRM located in the Recife District.  The work included geological mapping, geochemical surveys (soil, rock, stream sediments and pan concentrates) and preliminary metallurgical test work (mineralogical analysis, grinding, concentration and recovery, including gravimetric methods, amalgamation and fire assay).  The alluvial deposits were tested with Banka drilling and excavations (wells and trenches).  The mineralized zone was mapped along the whole Catolé-Pimenteiras-Degredo NE-SW trend, which was classified as a typical quartz hosted gold mineralization, with subordinated sulfide associated to with shear zones similar to well documented deposits world-wide located in Pre-Cambrian shield areas.  The type and amount of work completed during this period is summarized in Table 4.2.1.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 19

Table 4.2.1:   Geochemical Prospection

Type of Sample	Number of Samples
Geochemical Survey
Stream sediment	81
Soil concentrates	477
Rock concentrates	188
Soil - Auger Drilling	52
Alluvial pan concentrates (including Banka drilling)	186
Excavations
Banka Drilling (meters)	79,93
Exploratory wells (10-15 meters deep)	15
Laboratory Assays
Atomic Absorption (Cu, Pb, Zn)	399
X Ray	1
Petrography	5
Fire Assay	16
Gold analysis with pan concentrate amalgamtion	374
Topography
Lines	52,1 km
Topographic base stations	142

The pan concentrates (477 samples) didn’t provide good results, but the soil geochemistry was shown to be very efficient in locating anomalously mineralized areas.

The results for base metal were interpreted using cumulative frequency analysis technics, in order to understand their relation with gold distribution.  The analysis of 250 samples tested for copper and zinc (-80 mesh analyzed by atomic absorption spectrometry) revealed a high correlation between these two elements with the distribution of the gold mineralized zones and defined areas for further investigations.  Both copper and zinc analyses, indicated the existence of three parallel anomalous trends, then which were then suspected to be correlated to the gold bearing quartz veins zones.

Subsequent to December 1980, the methodology changed, placing more emphasis to the application of direct mapping and sampling methods in the prospecting of the mineralized structures.  The sampling was concentrated within old garimpeiros workings, focusing on the veins and host rocks, and included the detailing geological and topographic mapping and in the target areas.  Spectrographic determination of gold was replaced by the direct measurement of free gold using the analyses of the amalgamated product of gravimetric concentrates obtained from grinding rock samples.  The procedure consisted of the sampling the exposed quartz vein and garimpeiros tailings, grinding the rock, concentrate it using manual panning, amalgamation and the weighting of the recovered.  The results were considered as the recoverable gold content of the sampled area.  The old garimperios excavations were sampled using continuous chip channels transverse to veins, producing a 10 kg sample for each channel.  Manually excavated wells were used to sample different levels (up to 15 m deep).  Besides the in situ sampling of the quartz veins, systematic sampling was conducted on the artisanal miner’s tailings, resulting in a total of 199 samples in the Sertãozinho and Pimenteiras areas.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 20

Because the initial grinding process used manual iron mortars, the CPRM recognized a potential for a significant loss of free gold.  This was confirmed by the substantially higher assay results obtained after the installation of a disc mill during the last month of exploration.  It is reported that grinded rock material was reduced to ¼ fractions (approximately 3 kg of rock powder), and separated using a series of sieves from 10 to 230 mesh.  Two distinct populations were observed a coarse granular gold size fraction (> 45 mesh) and fine gold (< 45 mesh).

Approximately 80% of the gold recovered through the CPRM methodology was finer than 80 mesh (0.17 mm) and 50% finer than 140 mesh (0.09 mm), which suggests that the gold is very fine and not suitable for manual gravimetric separation.  The alluvial material was not considered economic (CPRM, 1981).

This preliminary report identified the Sertàozinho and Degredo zones in the central portion of the area as the preferential targets for further work (CPRM, 1981).  The conclusion of this first phase of exploration resulted in delineation of a “reserve” of at least 320 kOz of recoverable gold, and recommended a second phase of exploration (CPRM, 1981).

Based on the results of the preliminary exploration phase, the CPRM commenced underground development in November 1981 and construction of a small scale concentration plant.  This plant was commissioned in 1982, and continued to produce gold until May of 1985.  In addition, CPRM conducted surface drilling of a reported 45 holes.  Unfortunately, assay records associated with a number of these holes have not been recovered, and no core from this program has been located.  In addition, no production records from the historic mining have been found.  The CPRM filed a final report on exploration in October 1985, which concluded that the property did not have sufficient reserves to warrant further exploitation.  The details of the data that formed the basis for this conclusion are not known, however gold prices during 1985 were in the $300 to $340 oz range, and the Project economics in the current metal pricing environment will likely differ significantly.

In 1983, the CPRM commissioned an experimental exploitation project, based on the opening of two underground galleries at 15 and 35 m below surface to test the potential of the Sertãozinho quartz vein.

Despite all the investments and what appear to have been positive results, CPRM submit to DNPM a final exploration report declaring its lack of interest in keeping the area.  For unknown reasons, the DNPM waited nearly 20 years to release the areas for new claims.  These claims were picked up by individuals that later on transferred the exploration rights to GHL.

Other than artisanal mining, no other exploration activities were carried out until 2009, when GHL acquired the exploration concessions.  In the 20 year period between the CPRM exploration work and when GHL acquired the exploration claims, the historic underground workings were flooded.  The work conducted by GHL is summarized in the following sections.

4.3	Historic Mineral Resource and Reserve Estimates

The reported historical “resource” and “reserve” inventories cannot be considered a mineral resource or a mineral reserve under CIM guidelines as economic parameters used to derive the estimates do not reflect accurately the current economics of exploiting this deposit.  Furthermore, procedures and data used have not been reviewed and verified by a Qualified Person and therefore cannot be classified as a mineral resource under Canadian Securities Administrators NI 43-101 guidelines.  In all cases, insufficient documentation exists that would allow SRK to classify historic reserve and resource estimates into the categories as currently defined by CIM guidelines.  These historic estimates should be considered unclassified mineralized material.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 21

A reserve estimate was conducted by CPRM in 1981 in accordance with Brazilian filing requirements.  This estimate addressed both primary and placer mineralization in the Itapetim area.  Primary (non-alluvial) reserves were estimated for the Sertãozinho, Degrado and Pimentieras areas located on the concessions currently held by Ardent.  A summary of this historic reserve estimate is provided in Table 4.3.1.

Table 4.3.1:  CPRM Historic Reserve Estimate for the Sertãozinho, Degrado and Pimentieras Deposit areas, July, 1981*

						Average
Deposit		Reserves (t)				Grade	Recoverable Gold (kg)
Type	Area	Measured	Indicated	Inferred	Total	(g/t Au)	Measured	Indicated	Inferred	Total
	Sertaozinho
Primary	Degredo	-	28,826	1,354,822	1,383,648	4.87	-	140.5	6,738.0	6,878.5
	Pimenteiras	-	-	325,790	325,790	10.00	-	-	3,257.9	3,257.9
Total		-	28,826	1,680,612	1,709,438	-	-	140.5	9,995.9	10,136.4
* Historic resource estimates do not comply with the CIM terminology under Canadian Securities Administrators NI 43-101 guidelines.  The reader is cautioned that these estimates are not mineral resources or mineral reserves and should not be relied upon.

These reserves were calculated using standard polygonal methods and cover only two blocks on the concession area.  In the Sertãozinho-Degrado area, a continuous structure (quartz vein) was identified over a 1,200 m of surface exposure.  A 1,200 m long by 400 m deep block averaging 1.5 m in width was determined, and reserves were calculated assuming a density of 2.9 g/cm3 and average grade of 4.87 g/t Au.

In the Pimenteiras area, the mineralization is characterized by the presence of high grade quartz “pipes” (mega boudins), with grades over 10.0 g/t Au.  In this area, a block was defined with dimensions of 500 m along strike and 200 m depth with an average width of 1.5 m, and reserves were calculated assuming a density of 2.9 g/cm3 and average grade of 10.0 g/t Au.

 The reserves were calculated assuming a minimum total strike length of the mineralized vein, representing only a small proportion of the currently defined strike length of 13.5 km.

4.4	Historic Production

According to historic records, underground development commenced in 1982 at Sertãozinho, with approximately 300 m developed on the 13 m and 35 m levels combined.  Heading dimensions were 1.7 m x 1.6 m, with levels connected via a vertical shaft, an inclined shaft and internal declines (Figure 4-1).  Survey quality records of the level development, vertical shaft and inclined shaft and accesses are not available for review by SRK.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 22

Source: Antonio, 2010

Figure 4-1:  Schematic Cross Section Showing Underground Mine Development at Sertãozinho

The mining method used during the mining phase of the Project was shrinkage stoping, which appears appropriate given the average thickness of the vein at Sertãozinho (approximately 1.0 m).  No mine production records have been located, and there are no survey quality stoping plans or sections showing the location of the shrinkage stopes.

Figure 4-2 shows a schematic longitudinal section of a shrinkage stope located between 13 and 35 L.

Source: CPRM, 1983

Figure 4-2:  Typical Longitudinal Stope Section

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 23

Prior to gaining underground access, GHL were required to dewater the mine, which was flooded up to the 13 m level.  GHL has recently constructed a new man hoist (Figure 4-3), and SRK conducted an underground tour during the site visit.  SRK visited both the 13 and 35 m levels, and inspected several of the historically mined out areas.  SRK notes that ground conditions were generally good, and observed only minor falls of ground related to hanging wall failure due to the peeling of the highly schistose wall rock.

Source:  Gold Hills Ltda (2010)

Figure 4-3:  New Man Hoist at Sertãozinho

The current water level is located at the 35 m level, and most other areas (inclined shaft) are currently inaccessible.

There is currently no geotechnical data available on which to base stope or development design.

Figures 4-4 to 4-6 show a selection of the underground drifts visited by SRK at Sertãozinho and Pimenteiras, that indicate generally competent ground conditions.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 24

Source:  Gold Hills Ltda (2010)

Figure 4-4:  Quartz Vein in Back of 13L Development (Sertãozinho)

Source:  Gold Hills Ltda (2010)

Figure 4-5:  35L Development (Sertãozinho)

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 25

Source:  Gold Hills Ltda (2010)

Figure 4-6:  Development (Pimenteiras)

4.5	Historic Processing

CPRM constructed a small scale processing facility in 1982 (throughput unknown).  Although no remnants of this original plant exist, it is described as a gravimetric facility, incorporation milling, sluicing, gravity concentration and amalgamation (Figure 4-7).

In 1985, CPRM constructed a larger capacity gravity plant (throughput unknown), which incorporated Knelson concentrators, jigs and Allen cones, and included a cyanidation circuit.  A photo of the remnants of this second plant is provided in Figure 4-8.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 26

Source: Antonio, 2010

Figure 4-7:  Historic Photograph of the Initial Processing Plant at Itapetim (early 1980’s)

Although no detailed official production records can be located, CPRM has reported that 12 kg of gold were produced over a 5 year period.  However, non-confirmed verbal accounts provided to the original owner by locals and former CPRM managers and employees and including the undocumented artisanal mining estimates that up to 1,200 kg of gold was produced over a 5 year period.  It is believed that the plant was able to produce up to 60 kg a month for some period of time, based on anecdotal evidence from previous operators.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 27

Source: Antonio, 2010

Figure 4-8:  Photograph of Remnant Structure for the Second Process Plant

4.6	Historic Tailings

Historic tailing piles are evident in numerous places, both as a product of CPRM production and from the artisanal mining activities.  Although some of these areas have been sampled, thick vegetation has overgrown many of the smaller piles, and SRK recommends making a concerted effort to identify all historic tailings for evaluation as potential candidates for secondary processing, given the grades realized from the GHL tailings sampling program.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 28

5	Geological Setting (Item 9)

5.1	Regional Geology

The geology of northeastern Brazil is dominated by a complex mosaic of Archean to Early Proterozoic terranes juxtaposed against Proterozoic fold belts (Glícia, 1994).  The dominant tectonic features are represented by an anastomosing network of crustal-scale Neoproterozoic shear zones which have been intruded by granitoid batholiths and stocks which display evidence of syntectonic emplacement (Archanjo et al, 2008).  These shear zones are composed primarily of mylonitic rocks and have widths up to several kilometers, and partial melting of the host rocks is evident.

The Project area is located in the Borborema Province of northeastern Brazil, defined by Archean to Early Proterozoic granitic, gneissic and migmatitic terranes surrounded by Proterozoic mobile zones.  These rocks occur north of the Pernambuco Lineament, an east-west trending steeply dipping continental-scale ductile shear zone of Late Proterozoic age, and the Patos Lineament to the north (Figure 5-1).  A complex series of E to NE trending ductile strike-slip faults are observed internal to the right lateral Pernambuco and Patos structures, which are approximately 150 km apart, as shown in Figure 5-2 (Archanjo et al, 2008).  The Project is located within the Itapetim gold district, which is associated with the Pajeú/Paraíba fold belt of Proterozoic age.  The Pajeú/Paraíba fold belt is limited on its northern and western flanks by the granitic Late Proterozoic Texeira batholith and to the south and east by the Archean Pernambuco-Alagoas massif.

The Itapetim gold district comprises a series of lode gold deposits hosted within mylonitic gneisses that occur along the Itapetim shear zone.  The Itapetim shear zone has been traced along a strike length of ~100 km with an average thickness of 200 m, and displays evidence of left lateral strike-slip movement and generally trends ENE-WSW.  The district has been subdivided into three main units: 1) Archean granitic and gneissic basement rocks which have been subjected to high grade metamorphism; 2) Early Proterozoic metavolcanic and sedimentary rocks of the Irajai Complex; and 3) granitoid intrusives related to the Early Proterozoic Trans-Amazonian and Late Proterozoic Brasiliano orogenies (Glícia, 1994).

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 29

PROJECT LOCATION
Lineamento Patos
9220000 N
9200000 N
9180000 N
640000 E
660000 E
680000 E
700000 E
720000 E
740000 E
760000 E
780000 E

SUB-ALKALINE AND ALKALINE GRANITIC SUITE

Nγ2c TRANSITIONAL SHOSHONITIC-ALKALINE GRANITIC SUITE

Nγ2b ULTRA-POTASSIC SHOSHONIC GRANITIC SUITE

Nγ1b CALC-ALKALINE GRANITIC SUITE

Nγ1a CALC-ALKALINE GRANITIC SUITE

Nδ1 GABBRO-DIORITE SUITE

Nsq SORRA DOS QUINTOS FORMATION

Nc2 SANTANA DO GARROTES FORMATION

Mγ2c CAMELAЛ GRANITIC SUITE

Mγ2b RIACHO DO FORNO META GRANITOIDS

Mγ2a RECANTO META GRANITOID

Msc CAETANO COMPLEX

0 4000 8000 12000 16000 20000

Scale In Metres

N

srk consulting	Gold Hills, Pernambuco State, Brazil	Regional Geologic Map of the Project Area		
SRK Project No.: 350700.030				
File Name: Figure_5-1		Date: 6/28/11	Approved: JV	Figure: 5.1

Source: CPRM (2000)

Figure 5-1:  Regional Geologic Map of the Project Area

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 30

Source: Archanjo et al, (2008)

Figure 5-2:  Interpretive Structural Map of the Pajeú/Paraiba Region

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 31

5.2	Local Geology

The Irajai complex is composed of para- and orthogneiss, biotite-muscovite and chlorite schist, amphibolite and rare intercalated calc silicate (Glícia, 1994).  These rocks exhibit a strong penetrative regional foliation that parallels the trend of the Itapetim shear zone, and is observed in all localities in the Project area (Figure 5-4).  Although gold bearing quartz veins occur throughout the district in all three units, quartz veins are preferentially located within the gneissic and schistose supracrustal rocks of the Irajai complex within the Project area.  The rocks within the Project area consist of metagranitoid rocks of the Recanto and Riacho do Forno Suites, gneissic rocks of the São Caetano Complex and calc-alkaline and sub-alkiline granitic rocks.  Rocks of the São Caetano Complex, which are host to the majority of mineralization known to date, are composed of muscovite-biotite-garnet gneiss, biotite gneiss and muscovite schist with inclusions of quartzite, crystalline limestone and metavolcanic clasts.  The main surface trace of the Itapetim shear zone on the property appears to be constrained within rocks of Recanto Suite, which is composed primarily of biotite-moscovite orthogneiss of probable granodioritic parentage.  A generalized geologic map of the Project area showing claim boundaries is provided in Figure 5-3.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 32

Source: Antonio, 2010

Figure 5-3:  Generalized Geologic Map of the Project Area

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 33

5.2.1	Local Lithology

Local lithologies observed during the site visit were primarily restricted to highly sheared and foliated ortho- and paragneisses of the Recanto and São Caetano Suites.  A photograph of typical outcrop observed in the vicinity of Sertãozinho is provided in Figure 5-4.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 34

Scale: horizontal field of view ~1m

Figure 5-4:  Field Photograph of Outcrop in the Sertãozinho Prospect Area

5.2.2	Alteration

The rocks in the area have been subjected to regional medium to high grade metamorphism, which have been overprinted by retrograde greenschist facies metamorphism (Glícia, 1994).  The dominant alteration assemblage is consistent with amphibolite grade metamorphism, which has been overprinted by metasomatic alteration spatially and temporally associated with gold mineralization (Glícia, 1994).  The dominant alteration minerals, in addition to pyrite which is closely associated with gold are primarily quartz, epidote and tourmaline.  An enrichment in Ba, Pb, V, Zn, Sc, Ga, Y, Rb, Nb and Nd is observed in the mineralized zones, while an addition of K, Ba, Rb and B are observed in the wall rock (Glícia, 1994).

5.2.3	Structure

The complex large scale regional structural geology is reflected at the smaller project scale.  The Itapetim shear zone is an ENE-trending secondary structure developed as splays between the main right lateral Patos and Pernambuco regional shear zones (Figure. 5.2).  These secondary structures are defined by steeply dipping mylonitic rocks with well-developed penetrative foliation and subhorizontal stretching lineations (Archanjo et al, 2008).  These secondary structures are kinematically linked between the main east-west trending structures and display evidence of left lateral movement.  Figure 5-5 shows the Structural Sketch Map Between Patos and São Jose´ dos Cordeiros and Juru Shear Zones.  The zones of deformation anastomose around masses of relatively low strain synkinematic plutonic bodies which show evidence of strong deformation both along their boundaries and in some cases internal to the plutons (Archanjo et al, 2008).  The development of internal structures such as boudins, S-C fabrics and folds are commonly observed Internal to the individual structural zones, and these internal structures are known to exert controls on mineralization.  Although gold mineralization occurs primarily within these shear zones, gold occurrences have also been documented in folds adjacent to these zones.

Source: Archanjo et al, (2008)
Structural Sketch Map Between Patos and São Jose´ dos Cordeiros and Juru Shear Zones and the distribution of granite plutons and satellite shear zones that crosscut the Alto Pajeu´ belt. E, Esperanca; SR, Serra Redonda; Q, Queimadas; I, Itapetim; P, Palmeira.

Figure 5-5:	Structural Sketch Map Between Patos and São Jose´ dos Cordeiros and Juru Shear Zones

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 35

6	Deposit Type (Item 10)

6.1	Geological Model

The Gold Hill mineral occurrences are similar in both scale and structure to many mesothermal shear zone hosted gold deposits around the world (e.g. Ashanti Trend, Ghana; Timmons, Canada; Kalgoorlie, Western Australia; Bulyanhulu, Tanzania).  Shear zone hosted deposits typically have significant horizontal extents as well as significant vertical extents in many cases.  Hydrothermal activity related to the emplacement of the granitoid rocks plays a significant role in gold mineralization and the interaction between these hydrothermal fluids and meteoric waters is believed to be important (Glícia, 1994).

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 36

7	Mineralization (Item 11)

Mineralized gold bearing quartz veins can be observed throughout the district, hosted in Archean basement, Early Proterozoic metavolcanic and metasedimentary rocks and Early to Late Proterozoic granitoid rocks.  Within the Project area, gold bearing quartz veins appear restricted to the supracrustal sequence.  Three types of shear related quartz veins have been recognized to date in the Project area (Glícia, 1994):

•	Early syn-deformation veins which are concordant with the regional gneissic foliation and show evidence of deformation;
•	Syn-deformational veins which are slightly discordant to the regional gneissic foliation and display boudin structures; and
•	Post-deformational veins which are discordant with the regional gneissic foliation and display no evidence of deformation.

Gold mineralization is observed in the first two vein types.  Vein widths range between 1.3 to 3 m, with widths as thick as 4 m observed at Sertãozinho.  GHL personnel have reported widths up to 6 m at Pimenteiras in the largest artisanal mining excavation.  The veins typically dip 70o to the SE, and are composed of solid quartz in the central portion, with banded and ribbon textures observed peripheral to the central vein axis.  Vein geometries appear to be anastomosing and en-echelon based on surface mapping, and in at least one case (Raimundo), two parallel vein systems have been observed.  Given the focused historical exploration conducted on the main Sertãozinho vein, the possibility of other parallel vein systems which have not been recognized to date should be considered in future exploration programs.

Paragenetic and structural studies suggest that gold was deposited during three stages of mineralization (Glícia, 1994).  The first stage occurred during brittle deformation and is characterized by the formation of titanium, iron oxides, pyrrhotite and pyrite.  Gold occurs as submicron particles associated with pyrite and chalcopyrite.  The second stage resulted in the liberation of gold from the sulfides and redeposition as visible gold associated with recrystallized sulfides and as intergrowths with bismuth and selenium/tellurium minerals.  The final stage occurred during extensional deformation and is characterized by enrichment in lead, tellurium and gold.  Gangue mineralogy is dominated by quartz and tourmaline.

The rocks have been metamorphosed to amphibolite grade, and are superposed with a retrograde greenschist metamorphic event.

7.1	Mineralized Zones

Gold mineralization is restricted to quartz veins which are coincident with local and regional shear zones.  Gold mineralization in the adjacent wall rock appears potentially sub-economic based on the sampling work conducted by GHL.  Previous exploration efforts have concentrated primarily on the sampling of the main structure, and field evidence exists to support the possibility of secondary/ parallel structures.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 37

7.2	Surrounding Rock Types

The rock types that enclose the mineralized quartz veins are highly deformed muscovite-biotite gneisses of the São Caetano complex.  The vein contacts generally parallel the regional foliation observed within the gneissic rocks.

7.3	Relevant Geological Controls

The primary geologic controls on mineralization are the shear zones within which the gold bearing quartz veins are developed.  Secondary structural controls are observed internal to these zones, and include boudins, folds and secondary fabrics.

7.4	Type, Character and Distribution of Mineralization

Gold occurs as both visible gold and submicron gold associated with pyrite and chalcopyrite contained within the quartz veins, which have an average thickness of 1.5 m but have been observed by GHL personnel up to 6 m in width.  Based on historical exploration reports from CPRM, mineralization appears continuous along the strike of the vein, although grades are erratically distributed due to the presence of coarse gold.  Previous exploration work has delineated mineralization to a depth of 35 m below surface.  Given similarities between the Gold Hill Project and other producing shear zone hosted gold deposits, it is likely that mineralization continues at depth.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 38

8	Exploration (Item 12)

8.1	Surveys and Investigations

Since GHL acquired the exploration permits in 2009, the company has conducted significant exploration work during the period 2010 to 2011.

Table 8.1 shows a summary of Exploration work conducted by Gold Hills Ltd.

Table 8.1:  Summary of Exploration Work Conducted by Gold Hills Ltda

Activity	Units	Total
Underground Channel Sampling	# of samples	45
Tailing Sampling	# of samples	64
Underground Helicoidal Drill Sampling	# of samples	102
Airborne Geophysics*	line-km	520
Surveying	# of points	N.A
* A total of 70 lines were flown at a spacing of 200m from an altitude of 100m

8.1.1	Geophysics

The airborne geophysical surveys were run by FUGRO-LASA, acquiring both radiometric and magnetic data, collected at 1 second and 3 second intervals, respectively.  A K-gamma plot of the radiometric data is provided in Figure 8-1, showing the pronounced signature of the Itapetim shear zone.

1 – Degredo; 2 – Sertãozinho; 3 – Pimenteiras; 4 – Raimundo; 5 - Gurguéia

Source: Gold Hills Mining Ltda Internal Documents

Figure 8-1:  Plot of K-Gamma Radiometric Data over the Project Area

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 39

A plot of the processed magnetic data is provided in Figure 8-2.  Although the trace of the Itapetim shear zone is apparent, it appears that the signature of the structure is best delineated using potassium gamma response acquired through the radiometric surveys.  In both cases, airborne geophysics appears to be an effective tool for future drill hole targeting.  The geophysical results also suggest that additional parallel structures may be present adjacent to the known vein occurrences.

a) first vertical derivative; b) magnetic contacts; c) inclination of analytical signal; d) analytical signal phase; e) depth to magnetic source: f) 3-D Euler Deconvolution.
Source: Antonio, 2010

Figure 8-2:  Maps of Magnetic Data over the Project Area

8.1.2	Sampling

GHL collected a number of underground channel, underground helicoidal drill and tailings samples for assay.  The samples were analyzed at ALS Chemex labs located in Belo Horizonte, Brazil.  The samples were analyzed using conventional fire assay (FA) with a conventional atomic absorption (AA) finish.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 40

Underground Channel Samples

GHL collected a total of 70 underground channel samples from both the 13 m historic development levels Sertãozinho (Figures 8-3).  SRK has conducted a statistical review of the underground channel assay results provided by GHL, and this analysis is summarized in Table 8.1.2.1.  SRK notes that the average grades above a series of increasing cutoffs result in reasonably potentially economic open pit and underground grades, with 46% of the provided data above a 1.0 g/t Au cutoff grade with an average grade of 5.03 g/t Au.  Sample lengths vary between 0.95 and 1.80 m.  Although the number of data that form the basis for this analysis is relatively small, SRK is of the opinion that the GHL samples verify a portion of the historical CPRM assay data, and are suitable for use in estimation of exploration potential for the area.  Although SRK did not conduct 3-D spatial analysis nor visualize the gold grade data in three dimensions, the assay results are consistent with field observations and anecdotal historical reports.  The assay certificates for these underground channel samples data as provided by ALS Chemex Labs (Brasilia).

Source: GHL Internal File

Figure 8-3:  GHL Sample Location Map – 13m Level

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 41

Table 8.1.2.1:  Summary Statistics – All Combined Underground Channel Sample Data

Au Cutoff (g/t Au)	Number of Samples	Total Length (m)	Min. Length (m)	Max. Length (m)	Avg. Length (m)	Min Au (g/t)	Max Au (g/t)	Avg Au (g/t)	Std Dev.	CV
0.00	70	95.14	0.95	1.8	1.36	0.056	19.55	2.52	3.76	1.49
1.00	32	43.35	1.00	1.8	1.35	1.02	19.55	5.03	4.46	0.88
2.00	23	31.85	1.00	1.8	1.38	2.09	19.55	6.32	4.58	0.73

Tailings Samples

GHL collected a total of 58 tailings samples from historic tailings areas around the property (Figure 8-4).  SRK has conducted a statistical review of the underground channel assay results provided by GHL, and this analysis is summarized in Table 8.1.2.2.  SRK notes that the average grades above a series of increasing cutoffs result in reasonably potentially economic grades, with 50% of the provided data above a 1.0 g/t Au cutoff grade at an average grade of 1.45 g/t Au.  Sample lengths vary between 0.43 and 2.74 m.  Although the number of data that form the basis for this analysis is relatively small, SRK notes that a number of these sample results are at a high enough grade to consider as material for potential reprocessing.  SRK recommends additional surveying and sampling of historic tailings on the permit areas be conducted, to allow for a preliminary calculation of potential tonnage and grade to assess for the viability of reprocessing of historic tailings.  The assay certificates for these tailings samples data as provided by ALS Chemex Labs (Brasilia).

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 42

Figure 8-4:  GHL Sample Location Map – Historic Tailings Areas

Table 8.1.2.2:  Summary Statistics – All Tailings Sample Data

Au Cutoff (g/t Au)	Number of Samples	Total Length (m)	Min. Length (m)	Max. Length (m)	Avg. Length (m)	Min Au (g/t)	Max Au (g/t)	Avg Au (g/t)	Std Dev.	CV
0.00	58	77.20	0.43	2.74	1.33	0.13	4.86	0.81	0.84	1.03
1.00	29	32.77	0.43	2.74	1.13	1.01	4.86	1.45	0.85	0.59
2.00	5	4.00	0.62	1.12	0.80	2.12	4.86	3.94	1.13	0.29

Underground Helicoidal Drill Samples

GHL collected a total of 102 helicoidal drill samples from the 13 m historic development level at Sertãozinho in conjunction with the underground channel sample programs.  These samples were drilled a maximum of 50 cm into both ribs of the gallery, as well as into the back as shown in Figure 8-5.  SRK notes that out of 102 samples, the highest grade result is 3.41 g/t Au, with most of the samples showing assay results of < 1.0g/t Au.  Although SRK did not conduct statistical analysis nor visualize the gold grade data in three dimensions, these data appear to show that the mineralized vein contact is a relatively hard boundary, with little dissemination of mineralization into the wall rock.  Although SRK did not conduct 3-D spatial analysis nor visualize the gold grade data in three dimensions, the assay results are consistent with field observations and anecdotal historical reports.  The assay certificates for these underground helicoidal drill samples data as provided by ALS Chemex Labs (Brasilia).

Source: GHL Internal File

Figure 8-5:	General Sectional View Showing Location and Extent of Helicoidal Drill Holes on the 13m Level at Sertãozinho

8.1.3	Procedures and Parameters

The sampling procedures utilized by CPRM during the period 1981 to 1984 are poorly documented and not verifiable by SRK.  The sampling locations, methodology and assay procedures and parameters utilized by GHL during the period 2009 to 2011 are well documented and conform with industry accepted best practices.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 43

8.2	Interpretation

SRK is unable to sufficiently document or verify the historic exploration work conducted by CPRM during the period 1981 to 1984.

SRK is familiar with both the sampling procedures carried out during by GHL during the period 2009 to 2011 as well as the sample preparation and analytical procedures employed by ALS Chemex, and is of the opinion that both the sample collection procedures and lab analysis have been conducted in accordance with industry accepted practices.  SRK notes that GHL provided both PDF copies of the lab certificates and geo-referenced data in ArcView format.  SRK was also provided with tables showing individual sample lengths/depths for both the underground channel and historic tailings samples.  SRK recommends that all of the GHL sample data be spatially referenced in the Z dimension and imported into three dimensional mining software to allow visualization of the assay results within the context of the mapped 3-D geology of the Project.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 44

9	Drilling (Item 13)

9.1	Type and Extent of Drilling

It is reported that a total of 45 holes totaling 2,983.13 meters were drilled by historically CPRM during the period 1981 to 1984.  Of this total, partial records could only be located for 37 holes, and some historic assay records are missing.  None of the drill core or the resulting sample rejects for this drilling campaign have been located.  There is no recorded recent drilling by any subsequent concession owners.

9.1.1	Procedures

There is little documentation of drilling or sample collection procedures.  SRK was unable to verify any of this historic work based on reports provided by Ardent and its subsidiaries.

9.2	Results

The assay results of the historic work conducted by CPRM have been scanned from the original paper reports, and have not been compiled into a 3-D database format.  In many cases, assay results are missing in key areas, and SRK was unable to verify any of the data related to drill hole location or results.

9.2.1	Interpretation

Based on a review of the historic drilling campaigns, and the inability to verify any of the information, SRK is of the opinion that the data is not reliable, and cannot be used as a basis for resource estimation.  SRK recommends that GHL attempt to retrieve and compile all of the drilling information into a reliable three dimensional database to further assess the reliability of the historic data, as well as to form a basis for exploration targeting.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 45

10	Sampling Method and Approach (Item 14)

10.1	Sampling Methods

10.2	CPRM Historic Sampling Methods

The samples collected by CPRM during the period 1981 to 1985 included soil, rock chip, drill hole and stream sediment samples.  The sampling methods and approach during the historic exploration campaigns are largely undocumented.  An anecdotal description of the sample preparation is provided below.

The samples were initially submitted for pan gold concentration and then sent to the internal CPRM Centro de Tecnologia Mineral (CETEM) laboratory, located Rio de Janeiro for conventional chemical analysis (AA).  Subsequently, CPRM decided to conduct analyses of the total collected sample which was grinded, concentrated (sluicing and panning) and then amalgamated in order to measure the gold recovered to concentrate, which was reported as “gold recoverable grade”.

Beginning in 1983, an experimental mining area was developed in the Sertãozinho region, in order to test the metallurgical characteristics of the ore and its response to the recovery methods.  SRK was unable to verify or validate any of the sampling methods employed by CPRM during the period 1981 to 1985.

10.3	GHL Sampling Methods

The sample collection procedures utilized by GHL during the period 2009 to 2011 are well documented and are summarized below.

Tailings Samples

GHL utilized a sample piercer to then known the depth of the tailing pile and collected a sample at a minimum of 50 cm from the surface.  The weight of the individual samples are recorded in the ALS Chemex lab reports.  In some areas, GHL collected samples at two different depths within the same hole.  The entire sample was packed, numbered and shipped to the ALS Chemex lab in Brasilia for sample preparation and analysis.

Underground Channel Samples

GHL utilized a small electric drill hammer to develop a channel with dimensions 10 cm wide by 2 cm deep along the back of the underground excavation, extending from wall to wall.  When cutting the channel, two GHL personnel placed a canvas under the sample area in order to collect the sample.  The entire sample as collected along the channel was packed, numbered and shipped to the ALS Chemex lab in Belo Horizonte for sample preparation and analysis.

Underground Helicoidal Samples

GHL also collected additional samples from the footwall and hangwall on level 13.  These samples were located at the same location of the channel sampling, at about half the height of the rib.  The samples were collected using an electric drill hammer with an helicoidal bit 50 cm long and with a diameter of 1/2".  The drilling dust was carefully collected and packed in plastic bags, numbered according to the corresponding channel sample adding S (for south - footwall) and N (for North - hangwall) and forwarded to ALS Chemex in Belo Horizonte.  For sample preparation and assay.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 46

10.4	Factors Impacting Accuracy of Results

It has not been possible to witness or verify any of the methodologies or results from the CPRM programs due to their historical nature.  SRK is of the opinion that these historic data cannot be relied upon and are not suitable for use in resource estimation.

The various sampling programs completed by GHL during the period 2009 to 2011 were by conducted by professional geologists and engineers who performed to industry standards.  The sample collection methodology and analysis is well documented, based on a review of sampling methods, chain of custody, sample preparation and analysis, SRK is of the opinion that there are no significant factors that would materially impact the accuracy of results.

10.5	Sample Quality

The historic drilling, logging and sampling procedures described in archival CPRM reports is both incomplete and not verifiable, and therefore unreliable.

The sampling methodologies utilized by GHL in their 2009 to 2011 are appropriate to accurately characterize the mineralization and to distinguish any zones internal to the mineralization, which may have anomalously high or low-grade values.

10.6	Sample Parameters

The sampling parameters employed by CPRM during historical exploration campaigns are largely undocumented and therefore not reliable.

The sample lengths chosen by GHL in their 2009 to 2011 are appropriate to a deposit of this type, in order to accurately characterize the mineralization and to distinguish any zones internal to the mineralization which may have anomalously high or low-grade values.

10.7	Relevant Samples

The relevant samples are the mineralized intervals of the underground and tailings samples collected and analyzed by GHL.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 47

11	Sample Preparation, Analyses and Security (Item 15)

Documentation regarding sample preparation, analyses and security for the historic CPRM exploration campaigns is incomplete.  The sample preparation, analytical methods and security for the work conducted by GHL during the period 2009 to 2011 are well documented and described below.

11.1	Sample Preparation and Assaying Methods

There is anecdotal evidence that the CPRM utilized both AA and FA assaying methods for the analyses conducted during the period 1981 to 1986.  No formal documentation that describes the sample preparation and assay methodology utilized by CPRM during the period 1981 to 1986 has been located.

The underground channel, helicoidal and surface tailings samples were collected and prepared by GHL field personnel during the period 2009 to 2011, and the procedures and methodology used are well documented and have been previously described in Section 10.3 of this report.

11.1.1	Testing Laboratories

It is assumed that all historic CPRM sample preparation and test work was conducted at the internal CETEM laboratory located Rio de Janeiro.  While SRK recognizes that CPRM and its affiliates acted upon what were considered industry best practices at the time of this historic work and that the CETEM is a recognized institution, SRK is unable to independently verify the sample preparation and assaying methods employed during the historic CPRM exploration campaigns.

All samples collected by GHL were submitted to the ALS Chemex sample preparation lab in Belo Horizonte, Brazil.  Sample preparation consisted of crushing to -75% passing 2 mm mesh and pulverizing to 85% passing 75 µm, and splitting to a 1,000 g sample for analysis.  The samples were assayed using conventional fire assay with an AA finish (ALS Chemex procedure Au-AA23).  If results exceeded the detection limit of 10.0 ppm, the samples were reanalyzed using an “ore grade” finish (ALS Chemex procedure Au-AA25).  All analyses utilized a primary sample charge of 30 g (one assay tonne).

Most ALS Minerals laboratories are registered or are pending registration to ISO 9001:2008, and a number of analytical facilities have received ISO 17025 accreditations for specific laboratory procedures.  The Belo Horizonte lab is ISO 9001:2008 accredited.

11.2	Quality Controls and Quality Assurance

The quality assurance and quality control procedures (QA/QC) implemented during the historic exploration campaigns are not documented.  For this reason, SRK is unable to independently verify the procedures employed during the historic CPRM exploration campaigns.

GHL did not employ any internal QA/QC controls in its 2009 to 2011 sampling program.  SRK is aware that ALS Chemex labs conduct their own internal QA/QC program which consists of the insertion of standards (certified reference material or “CRM”) and blanks, and the re-assay of a number of pulp duplicates in accordance with its QA/QC protocols.  SRK recommends that GHL develop and implement an industry accepted internal QA/QC program that consists of the regular insertion of standards, blanks and duplicate samples for any future sampling programs.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 48

11.3	Interpretation

Based on the lack of documentation regarding sample preparation, analyses and security employed during the historic CPRM sampling campaigns, SRK is of the opinion that these historic data are unreliable, and are appropriate for use only in a qualitative evaluation.  SRK is of the opinion that the historic assay data cannot be used for any quantitative exploration potential or resource estimate.

The samples collected and analyzed by GHL are considered reliable and prepared and analysed using industry accepted practices.  However, the sample density and spacing is not sufficient for use in estimation of a mineral resource in accordance with NI 43-101.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 49

12	Data Verification (Item 16)

SRK was not able to conduct data verification for any of the historic data compiled by CPRM, as no reliable assay certificates, reject drill core or samples have been located.

SRK compared 100% of the digital assay results provided by GHL with the original lab certificates provided by ALS Chemex.  SRK did not conduct any assay re-analysis of the sample rejects remaining from the GHL sampling program.  SRK’s certificate verification program confirmed that all of the digital data provided was correct, with the exception of minor sampling number errors.

12.1	Quality Control Measures and Procedures

SRK was unable to verify QA/QC procedures in place during the time of the historic exploration programs.  No QA/QC protocols were in place during the recent GHL sampling programs, other than the ALS Chemex internal protocols.

12.2	Limitations

The historic data prepared by previous concession holders relies on the industry professionalism of information supplied by CETEM during the period 1981 to 1984.  SRK has not completed a validation of the historic data provided, and is of the opinion that these data are not reliable.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 50

13	Adjacent Properties (Item 17)

There are no properties currently under development or exploitation adjacent to the Gold Hills project area.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 51

14	Mineral Processing and Metallurgical Testing (Item 18)

14.1	Mineral Processing/Metallurgical Testing Analysis

SRK has reviewed the metallurgical report “Projeto Unidade Piloto Hidrometallurgica De Itapetim” Centro De Tecnologia Mineral (CETEM, 1984).  This report describes the results of both agitated cyanidation and column leach studies conducted on two separate test composites, and on a blend of these two composites to recover the contained gold values.  A mineralogical analyses of the composites indicated that 80 to 85% of the test composites were made up of quartz and feldspar, with the balance consisting of biotite, iron oxides and minor sulfides.  Table 14.1.1 provides a mineral characterization of each test composite, and Table 14.1.2 shows the gold head grades determined for each composite and the composite blend.  The results of both the agitated cyanidation test results and column test results are presented in this section.

Table 14.1.1:  Summary of Agitated Cyanidation Test Results

Composite	Grind (Microns)	Au Extraction* (%)	NaCN Consumption (kg/t)	CaO Consumption (kg/t)
A	300	101	5.0	9.0
B	300	84	4.8	5.8
AB	300	95	4.3	3.7
A	150	94	6.4	6.4
B	150	126	6.0	5.1
AB	150	100	4.2	3.3

Table 14.1.2:  Summary of Agitated Column Leach Test Results

Composite	Crush Size (mm)	Au Extraction (%)	NaCN Consumption (kg/t)
A	50	25.0	2.0
B	50	41.6	1.9
AB	50	23.8	2.0
A	9.5	54.6	2.0
B	9.5	73.0	1.9
AB	9.5	53.0	2.0

14.1.1	Agitated Cyanidation

Agitated cyanidation tests were conducted on each ore composite and composite blend at both a 48 mesh (300 micron) and 100 mesh (150 microns) grinds under the following test conditions:

•	Retention time:	50 hours;
•	Cyanide Conc:	2.5 g/L;
•	pH:	10.5; and
•	Slurry Density:	33% (w/w).

The results of these tests are summarized in Table 14.1.1 and demonstrate that the contained gold is highly amenable to cyanidation, with reported recoveries ranging from 84 to 100%.  However, both cyanide and lime consumptions were very high, averaging 5.1 kg/t and 5.5 kg/t, respectively.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 52

14.1.2	Column Leach Tests

Column leach tests were conducted on each test composite at both minus 50 mm and minus 9.5 mm crush sizes under the following conditions:

•	Cycle Time:	60 days;
•	Cyanide Conc:	2.5 g/L; and
•	pH:	10.5.

The results of these column tests are summarized in Table 14.1.2 and show that gold recoveries ranged from about 25 to 42% at a minus 50 mm crush size.  At a minus 9.5 mm crush size, gold recoveries ranged from about 55 to 73%.  In all cases, most of the recovered gold was extracted within 30 days of the 60 day leach cycle.  Cyanide consumptions averaged 2.0 kg/t.

14.1.3	Conclusions and Recommendations

SRK would offer the following conclusions and recommendations regarding the historical metallurgical test program conducted on mineralized samples from Itapetim:

•
Gold contained in the Itapetim mineralized material appears to be highly recoverable by agitated cyanidation.  However, there is no documentation regarding the specific location and source of the test samples used for these studies.  As such, the results of these tests should only be regarded as indicative;

•	Column tests a -3/8in crush yielded gold recoveries in the range of 55 to 73%. As such, heap leaching of potentially economic grade material does not appear to be an appropriate process route; and
•	Cyanide consumptions reported for both agitated leaching and heap leaching appear very high.

SRK would suggest that a more detailed scoping-level metallurgical program be undertaken on mineralized composites that are representative of the Gold Hill (Itapetim) resource following the drilling campaign.  This program should include the following:

•	Full chemical characterization of each test composite;
•	Qemscan mineralogical analysis;
•	Bond ball mill and rod mill work index determinations;
•	Bond low energy impact and abrasion tests;
•	Whole-ore agitated cyanidation studies as a function of grind size;
•	Gravity concentration studies at various grinds;
•	Agitated cyanidation tests on gravity tailings; and
•	Tailing thickening and filtration studies.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 53

15	Mineral Resources (Item 19)

There is currently no mineral resource estimate for the Gold Hills property which can be considered in compliance with NI 43-101 guidelines.

15.1	Exploration Potential

Given the significant volume of historical work conducted by CPRM in the 1980’s which included production of gold, combined with the confirmation work conducted by Gold Hills during 2010, SRK is of the opinion that the Project has merit, and warrants additional work to define resources and ultimately, reserves.  The depth of known mineralization has been defined to the 35 m level at Sertãozinho, and lateral continuity along strike appears reasonably well established.  Given the currently known strike length of 13 km within the concession area, and an average vein thickness of 1.5 m, and assuming the potential depth of mineralization to extend between 70 to 100 m, SRK is of the opinion that an exploration potential exists of between 3.6 and 6.0 Mt at an average grade between 4.0 to 7.0 g/t Au.  SRK has based their opinion on the data and observations from the main historically explored vein.  SRK has not taken into account any untested potential for parallel structures which can be interpreted from the airborne geophysics.  The development of a resource will require significant drilling along the entire length of the currently know vein system, to both confirm continuity along strike as well as to define potential depth extensions to known mineralization.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 54

16	Mineral Reserves (Item 19)

There is currently no Mineral Reserve estimate for the Gold Hills property.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 55

17	Other Relevant Data and Information (Item 20)

There is no other relevant data or information which would materially impact the conclusions of this report.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 56

18	Interpretation and Conclusions (Item 21)

SRK has reviewed all of the data provided by GHL and Ardent, and is of the opinion that the data provided is both comprehensive and of high quality.  Based on this review, SRK considers that the Project has merit, and recommends additional work to advance the Project to the resource declaration stage.

18.1	Land Tenure

Given the close proximity of inhabited structures to access to the mineralized zones, SRK recommends that formalized surface rights agreements be executed with all key landowners in the area with whom an agreement has not already been reached.  These agreements will be important for completion of near term regional sampling and drilling programs.

18.2	Geological and Resources

Although there are reports of a number of drill holes completed by CPRM during the 1980’s, no detailed documentation of this work has been located.  The Sertãozinho area developed and mined by CPRM during the 1980’s is not closed off either along strike or down dip, and has only been exploited to a depth of 35 m below surface.  SRK has found no indication that this depth represents the maximum depth of mineralization, and is of the opinion that continuation of the veins at depth is likely.  Based on these observations, SRK recommends a targeted drilling program within the currently known prospect areas to assess vein continuity along strike and down dip.  Although a wide spaced program (200 to 400 m spaced fans) will give some indication of vein continuity, it will likely not be sufficient to declare indicated and inferred resources.  SRK recommends that focused follow-up infill drilling be conducted after the initial drill testing program to maximize potential resource tonnage and grade in select target areas.

18.3	Process

SRK has been provided a report in Portuguese on metallurgical testwork completed during the 1980’s.  Although this report has not been reviewed in detail by SRK, advances in processing methodology and testing procedures since that time warrant a first principles metallurgical testing program.  In addition, the currently sampled historic tailings piles located throughout the concession areas display grades which may be prove to be economically amenable for reprocessing.  SRK recommends that additional regional surveying and sampling be initiated to assess the potential tonnage that may be available for reprocessing.  SRK will prepare a detailed scope and budget for inclusion in the NI 43-101 technical report.

18.4	Mining

The current ground conditions in the historic workings at Sertãozinho are considered good after standing for over 25 years.  Although shrinkage mining was employed successfully in the past, SRK recommends that additional geotechnical data be collected in order to assess safer and potentially higher productivity alternative mining methods.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 57

18.5	Field Surveys

The location of historical field surveys conducted by CPRM, which included surface sampling, drilling, mining and documentation of artisanal mine workings were later confirmed by GHL using high precision GPS systems.  This work by GHL was conducted during the period 2009 to 2011, and defines the location and potential range of gold grades over a strike length of approximately 13.5 km. Analytical and Testing Data

It is assumed that all historic CPRM sample preparation and test work was conducted at the internal CETEM laboratory located Rio de Janeiro.  While SRK recognizes that CPRM and its affiliates acted upon what were considered industry best practices at the time of this historic work and that the CETEM is a recognized institution, SRK is unable to independently verify the sample preparation and assaying methods employed during the historic CPRM exploration campaigns.

All samples collected by GHL were submitted to the ALS Chemex sample preparation lab in Belo Horizonte, Brazil.  All samples from the GHL campaign were analyzed using industry accepted best practices.

18.6	Exploration Conclusions

Gold grades and geometries recorded to date are consistent with a model of a shear zone hosted gold deposit.  The limits and extents of this zone have yet to be adequately drill tested.  Given the significant volume of historical work conducted by CPRM in the 1980’s which included production of gold, combined with the confirmation work conducted by Gold Hills during 2010, SRK is of the opinion that the Project has merit, and warrants additional work to define resources and ultimately, reserves.  The depth of known mineralization has been defined to the 35 m level at Sertãozinho, and lateral continuity along strike appears reasonably well established.  Given the currently known strike length of 13 km within the concession area, and an average vein thickness of 1.5 m, and assuming the potential depth of mineralization to extend between 70 to 100 m, SRK is of the opinion that an exploration potential exists of between 3.6 and 6.0 Mt at an average grade between 4.0 to 7.0 g/t Au.  SRK has based their opinion on the data and observations from the main historically explored vein.  SRK has not taken into account any untested potential for parallel structures which can be interpreted from the airborne geophysics.  The development of a resource will require significant drilling along the entire length of the currently know vein system, to both confirm continuity along strike as well as to define potential depth extensions to known mineralization.

18.7	Other Relevant Information

There is no other relevant data or information which would materially impact the conclusions of this report.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 58

19	Recommendations (Item 22)

19.1	Recommended Work Programs

Topography Survey

SRK was not provided with detailed topographic survey covering the larger exploration concession area.  SRK is of the opinion that if this survey does not exist, a complete and thorough re-survey be conducted.  The estimated cost for these programs is outlined below in Table 19.1.1.

Surface Rights Acquisition

SRK recommends that Ardent complete the process of acquiring surface rights over the remaining concession areas in as timely a manner as possible, in order to prepare for near term surface exploration and drilling.  The estimated costs for these programs are outlined below.

Environmental Studies

Given the extensive mining history in the region and in anticipation of advancing the Project through to a development decision, SRK recommends that Ardent initiate baseline environmental studies to support future permitting requirements.

Surface Exploration

SRK recommends that extensive surface exploration be carried out over the entire Gold Hills exploration area, as well as additional work to be focused on the previously explored experimental mining area.

Given the nature of the mineralization, it is highly probable that further mineralization along the known structures will not be cropping out at surface, thus targeting will need to include both the intelligent use of ground geophysics and detailed structural interpretational work.  Ground based geophysics should be conducted, initially on a wide spacing to delineate the location of the projected shear zone and cross cutting structures, and then followed up by tighter spacing once areas of interest are identified.

The structural geology of the Itapetim shear zone is quite complex, and the existing conceptual structural model could be refined upon for use in drill targeting.  SRK recommends a first principles reassessment of the available data, followed by integration with new geophysical data, leading to a refinement of the current exploration model.

Drilling

Historical drilling is largely undocumented and was focused on the Sertãozhino experimental mining area.  The downdip extent of mineralization was only defined to a depth of 35 m, and SRK recommends that in addition to defining mineralization along strike, a number of these holes be extended to test for mineralization at depth.  The recommended program and budget includes approximately 40,000 m of drilling in the exploration concession areas, commencing with a wide-spaced program and followed up with a targeted infill program in select areas to define resources.

The cost of the combined drilling programs is outlined in Table 19.1.1, and is inclusive of all drilling, assaying, QA/QC programs.  This program does not include owner costs such as manpower, supervision and labor burdens.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 59

Hydrogeology

SRK notes that there is limited hydrogeology information at depth, and recommends initiation of hydrogeologic data collection studies in conjunction with future drilling programs.  Given that the depth of the mineralization identified to date, a better understanding of hydrogeologic conditions is warranted.

SRK has recommended an initial data collection and analysis program as outlined below.

Geotechnical

SRK notes the focus of previous exploration and development programs has been to identify near surface underground minable targets, although there is some information that suggests mineralization may extend at depths, with grades that may represent potentially minable underground targets.  As mineralization outcrops at surface, the potential viability for a combination of open pit and underground extraction should be investigated.  SRK recommends that a geotechnical data collection program should be planned to obtain information from both the currently accessible underground workings and from any exploration drilling programs planned in the future.  SRK also recommends that all accessible underground development and stoping should be surveyed and a 3D mine model should be prepared to define the as-built mine.  This information will assist in targeting a drill program and preparing resources and a mine plan.

The estimated cost for these programs is outlined below in Table 19.1.1.

Metallurgy and Process Test Work

SRK anticipates that suitable metallurgical test composites will be developed from the drilling cuttings and core obtained from the proposed drill program.  These composites will be used for the next phase of metallurgical testwork to more fully define process parameters and process design criteria.  The next phase of metallurgical investigation should include SRK would suggest that a more detailed scoping-level metallurgical program be undertaken on mineralized composites that are representative of the Gold Hill (Itapetim) resource.  This program should include the following:

•	Full chemical characterization of each test composite;
•	Qemscan mineralogical analysis;
•	Bond ball mill and rod mill work index determinations;
•	Bond low energy impact and abrasion tests;
•	Whole-ore agitated cyanidation studies as a function of grind size;
•	Gravity concentration studies at various grinds;
•	Agitated cyanidation tests on gravity tailings; and
•	Tailing thickening and filtration studies.

The estimated costs for these programs are outlined below.

Costs

SRK anticipates that the proposed surface exploration data collection and compilation, drilling, assaying, hydrogeologic studies, geotechnical studies, metallurgical studies and topographic resurvey will cost approximately US$8.755million.  The details of this estimate are provided below in Table 19.1.1.  These cost estimates are in order of magnitude in nature, as many of the recommended work programs are contingent on the results of the regional exploration program.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 60

Table 19.1.1: Recommended Program and Budget

Activity	Unit Cost ($/unit)	No. of Units	Total Cost ($US)*	Description
Regional Surface Geophysics	lump sum		100,000	Regional ground magnetic surveys to define location of structures
Surface Sampling/Trenching	lump sum		100,000	Select surface sampling/trenching in advance of drill hole targeting (includes historic tailings)
Infill/Step Out Drilling and assaying	$US200/m	40,000	8,000,000	delineation of resources to inferred or higher confidence level (assays included)
Hydrogeologic Studies	lump sum		50,000	analysis of existing data/collection of additional data during next drilling campaign
Geotechnical Studies	lump sum		25,000	geotechnical logging and indicative lab testwork
Topographic Survey	lump sum		250,000	conduct new topo survey as a basis for surface exploration/drill hole planning and tailings volume calculations
Metallurgical Studies	lump sum		50,000	testwork leading toward a PEA level flowsheet
Surface Rights Acquisition	lump sum		80,000	Acquire surface rights for 5 remaining land owners
Environmental Studies	lump sum		50,000	conduct baseline studies in support of permitting
Technical Report on Resources	lump sum		50,000	complete PEA based on the above programs in support of project economics
Total			8,755,000

* does not include owner costs (manpower, equipment, offices, vehicles, etc)

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 61

20	Glossary

20.1	Mineral Resources

The mineral resources and mineral reserves have been classified according to the “CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines” (November 27, 2010).  Accordingly, the Resources have been classified as Measured, Indicated or Inferred, the Reserves have been classified as Proven, and Probable based on the Measured and Indicated Resources as defined below.

A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.  The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes.

An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough to confirm both geological and grade continuity.

20.2	Mineral Reserves

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 62

A ‘Probable Mineral Reserve’ is the economically mineable part of an Indicated, and in some circumstances a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

A ‘Proven Mineral Reserve’ is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study.  This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

20.3	Glossary

The following general mining terms may be used in this report.

Table 20.3.1:  Glossary

Term	Definition
Assay:	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure:	All other expenditures not classified as operating costs.
Composite:	Combining more than one sample result to give an average result over a larger distance.
Concentrate:	A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore.
Crushing:	Initial process of reducing ore particle size to render it more amenable for further processing.
Cut-off Grade (CoG):	The grade of mineralized rock, which determines as to whether or not it is economic to recover its gold content by further concentration.
Dilution:	Waste, which is unavoidably mined with ore.
Dip:	Angle of inclination of a geological feature/rock from the horizontal.
Fault:	The surface of a fracture along which movement has occurred.
Footwall:	The underlying side of an orebody or stope.
Gangue:	Non-valuable components of the ore.
Grade:	The measure of concentration of gold within mineralized rock.
Hangingwall:	The overlying side of an orebody or slope.
Haulage:	A horizontal underground excavation which is used to transport mined ore.
Hydrocyclone:	A process whereby material is graded according to size by exploiting centrifugal forces of particulate materials.
Igneous:	Primary crystalline rock formed by the solidification of magma.
Kriging:	An interpolation method of assigning values from samples to blocks that minimizes the estimation error.
Level:	Horizontal tunnel the primary purpose is the transportation of personnel and materials.
Lithological:	Geological description pertaining to different rock types.
LoM Plans:	Life-of-Mine plans.
LRP:	Long Range Plan.
Material Properties:	Mine properties.
Milling:	A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to a concentrate or finished product.
Mineral/Mining Lease:	A lease area for which mineral rights are held.
Mining Assets:	The Material Properties and Significant Exploration Properties.
Ongoing Capital:	Capital estimates of a routine nature, which is necessary for sustaining operations.
Ore Reserve:	See Mineral Reserve.
Pillar:	Rock left behind to help support the excavations in an underground mine.
RoM:	Run-of-Mine.
Sedimentary:	Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks.
Shaft:	An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 63

Term	Definition
Sill:	A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness.
Smelting:
A high temperature pyrometallurgical operation conducted in a furnace, in which the valuable metal is collected to a molten matte or doré phase and separated from the gangue components that accumulate in a less dense molten slag phase.

Stope:	Underground void created by mining.
Stratigraphy:	The study of stratified rocks in terms of time and space.
Strike:	Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulfide:	A sulfur bearing mineral.
Tailings:	Finely ground waste rock from which valuable minerals or metals have been extracted.
Thickening:	The process of concentrating solid particles in suspension.
Total Expenditure:	All expenditures including those of an operating and capital nature.
Variogram:	A statistical representation of the characteristics (usually grade).

20.4	Abbreviations

The following abbreviations may be used in this report.

Table 20.4.1 Abbreviations

Abbreviation	Unit or Term
A	ampere
AA	atomic absorption
A/m2	amperes per square meter
ANFO	ammonium nitrate fuel oil
Ag	silver
Au	gold
AuEq	gold equivalent grade
°C	degrees Centigrade
CCD	counter-current decantation
CIL	carbon-in-leach
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
cm3	cubic centimeter
cfm	cubic feet per minute
ConfC	confidence code
CRec	core recovery
CSS	closed-side setting
CTW	calculated true width
°	degree (degrees)
dia.	diameter
EIS	Environmental Impact Statement
EMP	Environmental Management Plan
FA	fire assay
ft	foot (feet)
ft2	square foot (feet)
ft3	cubic foot (feet)
g	gram
gal	gallon
g/L	gram per liter
g-mol	gram-mole
gpm	gallons per minute
g/t	grams per tonne
ha	hectares

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 64

Abbreviation	Unit or Term
HDPE	Height Density Polyethylene
hp	horsepower
HTW	horizontal true width
ICP	induced couple plasma
ID2	inverse-distance squared
ID3	inverse-distance cubed
IFC	International Finance Corporation
ILS	Intermediate Leach Solution
kA	kiloamperes
kg	kilograms
km	kilometer
km2	square kilometer
koz	thousand troy ounce
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
L/sec	liters per second
L/sec/m	liters per second per meter
lb	pound
LHD	Long-Haul Dump truck
LLDDP	Linear Low Density Polyethylene Plastic
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
masl	meters above sea level
MARN	Ministry of the Environment and Natural Resources
MDA	Mine Development Associates
mg/L	milligrams/liter
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
MME	Mine & Mill Engineering
Moz	million troy ounces
Mt	million tonnes
MTW	measured true width
MW	million watts
m.y.	million years
NGO	non-governmental organization
NI 43-101	Canadian National Instrument 43-101
OSC	Ontario Securities Commission
oz	troy ounce
%	percent
PLC	Programmable Logic Controller
PLS	Pregnant Leach Solution
PMF	probable maximum flood
ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD	Rock Quality Description
SEC	U.S. Securities & Exchange Commission

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 65

Abbreviation	Unit or Term
sec	second
SG	specific gravity
SPT	standard penetration testing
st	short ton (2,000 pounds)
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TSF	tailings storage facility
TSP	total suspended particulates
µm	micron or microns
V	volts
VFD	variable frequency drive
W	watt
XRD	x-ray diffraction
y	year

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 66

21	References

Antonio, M., (2010). The Mining Regulatory Process in Brazil, Presentation at a Meeting of the Ministry of Industry and Trade, 22p

Antonio, R., (2010). Relatorio Parcial DNPM, Report Filed with the DNPM in January, 2010, 103p

Archanjo, C.J., Hollanda, M.H., Rodrigues, S., Neves, B., Armstrong, R. (2007).  Fabrics of pre- and syntectonic granite plutons and chronology of shear zones in the Eastern Borborema Province, NE Brazil.  Journal of Structural Geology 30 (2008) 310-326.

Centro de Tecnologia Mineral (1984). Projeto Unidade Piloto Hidrometalurgica de Itapetim.  Rio de Janeiro.

Companhia de Pesquisa de Recursos Minerais (1981).  Superintendencia Regional de Recife, Projeto Itapetim, Pesquisa de Ouro.

Glícia, M., (1994). The Geology of Shear-Zone Hosted Gold Deposits in Northeast Brazil, Unpublished PhD Dissertation, Royal Holloway and Bedford New College, University of London, 391p.

Gold Hills Ltda, (2010). Itapetim Gold Project, Internal Report, 15p

USAID (2010). Property Rights and Resource Governance, Brazil.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 67

22	Date and Signature Page (Item 24)

NI 43-101 Technical Report on Exploration, Gold Hills Project, Pernambuco State Brazil (Effective Date:  July 5, 2011).

Dated this 5th Day of July 2011.

“Signed”
Mr. Jeffrey Volk, CPG, FAusIMM, MSc, QP

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 68

CERTIFICATE OF AUTHOR

I, Jeffrey Volk, CPG, FAusIMM, MSc, do hereby certify that:

1.	I am Principal Resource Geologist with:

SRK Consulting (U.S.), Inc.
7175 W. Jefferson Ave, Suite 3000
Denver, CO, USA, 80235

2.
I graduated with a Master of Science degree in Structural Geology from the Washington State University in 1986.  In addition, I have obtained a Bachelor of Arts degree in geology from the University of Vermont in 1983.

3.
I am a fellow of the Society of Economic Geologists and a Certified Professional Geologist and member of the American Institute of Professional Geologists (AIPG).  I am also a fellow and member of the Australian Institute of Mining and Metallurgy (FAusIMM).

4.	I have worked as a geologist for a total of 23 years since my graduation from university.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for content and compilation of the entire Technical Report titled “NI 43-101 Technical Report on Exploration, Gold Hills Project, Pernambuco State, Brazil” and dated July 5, 2011 (the “Technical Report”).  I visited the Gold Hills property April 16 to 18, 2011 for 2 days.

7.	I have not had prior involvement with the property that is the subject of this Technical Report.

8.	I am independent of the issuer applying all of the tests in Section 1.4 of National Instrument 43-101.

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011

SRK Consulting
NI 43-101 Technical Report on Exploration – Gold Hills	Page 69

9.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

10.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

11.
As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 5th Day of July, 2011.

“Signed”	“Sealed”
Jeffrey Volk, CPG, FAusIMM, MSc	CPG#10835

JV/NR	Gold_Hills_350700 030_TRE_07052011_8-K	July 5, 2011